Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

by and among

LMI CUSTOM MIXING, LLC,

THE OWNERS,

and

QUANEX IG SYSTEMS, INC.

Dated as of November 1, 2022

TABLE OF CONTENTS

Page

ARTICLE I.	PURCHASE AND SALE	1

1.1	Transfer of Assets	1
1.2	Excluded Assets	3
1.3	Assumption of Liabilities	4
1.4	Excluded Liabilities	4
1.5	Closing	5
1.6	Closing Deliveries	5
1.7	Further Conveyances; Consents; Nonassignable Assets and Nonassignable Contracts	8

ARTICLE II.	PURCHASE PRICE	9

2.1	Purchase Price	9
2.2	Closing Statement	9
2.3	Post-Closing Working Capital Adjustment	10
2.4	Allocation of Purchase Price	12

ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF SELLER	13

3.1	Organization, Authority, Ownership	13
3.2	Subsidiaries	13
3.3	Affiliates	13
3.4	Authority Relative to Agreement	14
3.5	Consents and Approvals; No Violation	14
3.6	Financial Statements	15
3.7	Liabilities	15
3.8	Absence of Changes	15
3.9	Receivables	16
3.10	Inventory	17
3.11	Books and Records	17
3.12	Contracts	17
3.13	Real Property	19
3.14	Title to and Condition and Sufficiency of Assets	20
3.15	Personal Property	21
3.16	Employee Benefits	21
3.17	Taxes	23
3.18	Environmental Matters	24
3.19	Compliance With Laws	25
3.20	Product Liability	26
3.21	Litigation	26
3.22	Employees	26
3.23	Insurance	28

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3.24	Intellectual Property	29
3.25	Prepayments and Deposits	30
3.26	Customers and Suppliers	30
3.27	No Broker’s or Finder’s Fees	30
3.28	Privacy and Data Security	30
3.29	Information Technology	31
3.30	Certain Payments	32
3.31	Disclosures	32

ARTICLE IV.	REPRESENTATIONS AND WARRANTIES OF THE OWNERS	32

4.1	Organization and Authority	32
4.2	Authority Relative to Agreement	32
4.3	Consents and Approvals	33
4.4	No Violations	33
4.5	Compliance With Laws	33
4.6	Litigation	33
4.7	No Broker’s or Finder’s Fees	33

ARTICLE V.	REPRESENTATIONS AND WARRANTIES OF BUYER	33

5.1	Organization and Authority	33
5.2	Authority Relative to Agreement	33
5.3	Consents and Approvals	33
5.4	No Violations	34
5.5	Litigation	34
5.6	No Broker’s or Finder’s Fees	34
5.7	No Other Representations	34
5.8	Disclosures	35

ARTICLE VI.	ADDITIONAL COVENANTS AND AGREEMENTS	35

6.1	Certain Employee Matters	35
6.2	Continued Existence; Change of Name	36
6.3	Sales or Use Tax	36
6.4	Accounts Payable	36
6.5	Insurance	37
6.6	Collection of Accounts Receivable; Inventory	37
6.7	Apportionment of Taxes	37
6.8	Ordinary Product Warranty Claims	38
6.9	Application for Tax Release Certificate	38

ARTICLE VII.	INDEMNIFICATION	38

7.1	Indemnification by the Seller Parties	38
7.2	Indemnification by Buyer	39
7.3	Other Provisions Regarding Indemnification	39

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7.4	Third-Party Claims	43
7.5	Right of Offset	44
7.6	Inconsistent Provisions	44
7.7	Subrogation to Indemnity Rights	44
7.8	Intentionally Omitted	45
7.9	Tax Treatment of Indemnity Payments	45
7.10	Payments	45
7.11	Exclusive Remedies	45
7.12	Mitigation	45

ARTICLE VIII.	FURTHER ASSURANCES	46

8.1	Further Assurances	46

ARTICLE IX.	NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY	46

9.1	Covenant Not to Compete and Non-Solicitation	46
9.2	Confidentiality	47
9.3	Remedies	47
9.4	Reasonable Restraint	48
9.5	Material and Independent Covenant	48

ARTICLE X.	MISCELLANEOUS	48

10.1	Entire Agreement; Survival	48
10.2	Expenses and Closing Costs	48
10.3	Execution in Counterparts	49
10.4	Notices	49
10.5	Waivers	50
10.6	Amendments, Supplements, etc	51
10.7	Governing Law; Choice of Forum; Consent to Jurisdiction	51
10.8	Waiver of Jury Trial	51
10.9	Binding Effect; Benefits	51
10.10	Assignability	52
10.11	Invalid Provisions	52
10.12	Interpretation	52
10.13	Attorneys’ Fees	53
10.14	Public Announcements	53

Annex I	Definitions

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 1, 2022, is by and among (a) Quanex IG Systems, Inc., an Ohio corporation (“Buyer”), (b) LMI Custom Mixing, LLC, an Ohio limited liability company (“Seller”), and (c) the members of Seller signatory hereto (each an “Owner” and collectively the “Owners”). Seller and the Owners are at times referred to herein individually as a “Seller Party” and collectively as the “Seller Parties.” The Seller Parties and Buyer are at times referred to herein individually as a “Party” and collectively as the “Parties.”

WHEREAS, Seller is currently engaged in the Business;

WHEREAS, the Owners collectively own 100% of the equity interests of Seller;

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, substantially all of the assets of Seller, subject only to the Assumed Liabilities; and

WHEREAS, capitalized terms used and not otherwise defined herein shall have the meanings given to them in Annex I attached hereto.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1            Transfer of Assets. Subject to the terms and conditions of this Agreement, Seller hereby conveys, transfers and delivers to Buyer on the Closing Date all of the Assets, free and clear of all Encumbrances, except for Permitted Encumbrances. “Assets” means all of the business, assets, properties, contractual rights, goodwill, going concern values, rights and claims of Seller, wherever situated and of whatever kind and nature, real or personal, tangible or intangible, whether or not reflected on the books and records of Seller, including the following:

(a)            all equipment, Motor Vehicles, rolling stock, machinery, apparatus, tools, implements, spare parts and other items of tangible personal property owned or used by Seller, including items listed and described on Schedule 1.1(a) (“Equipment”);

(b)            all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, all other accounts receivable of Seller and the Business and the full benefit of all security for such accounts, and any claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(c)            all inventory of Seller, wherever located, whether or not listed on the Latest Balance Sheet, including all finished goods, work in progress, raw materials, packaging, bulk materials, spare parts, scraps, remnants, and all other material and supplies used in the Business and including items listed and described on Schedule 1.1(c) (“Inventory”);

(d)            subject to Section 1.7, all administrative systems, equipment and facilities, including all computer hardware, software and licenses, all inventory and accounting systems, all telephone and communications systems, all office furniture, fixtures, equipment and supplies owned or used by Seller which are related to or used or intended to be used for or in connection with or support of the management and administration of the Business;

(e)            all current books, records, documents and instruments and all historical files and archives owned or used by and currently in the possession or under the control of Seller, wherever located, which are related to or used or intended to be used for or in connection with the operation of the Business;

(f)            all deposits (including customer deposits where the goods, products or services have not yet shipped or been rendered as of the Closing Date and security deposits for rent, electricity, telephone or otherwise) and prepaid charges and expenses, including any prepaid rent, of Seller;

(g)            subject to Section 1.7, all of Seller’s interest, rights and obligations in, to and under all Licenses and Permits;

(h)            subject to Section 1.7, all of Seller’s interest and rights in, to and under those Contracts between Seller and third parties which are listed and described on Schedule 1.1(h) (the “Assumed Contracts”);

(i)            all of the Intellectual Property;

(j)            all of Seller’s interest and rights in, to and under those Confidentiality Agreements and/or Associate Confidentiality Agreement and Assignment of Inventions Forms between Seller and its employees, officers and consultants, including those listed and described on Schedule 1.1(j) (the “Intellectual Property Agreements”);

(k)            all fixtures and improvements owned by Seller (the “Purchased Improvements”) that are located on the Leased Real Property;

(l)            all rights to the Assumed Names and all derivations of such names held by Seller or any of its Affiliates;

(m)            all backlog of Seller, as of the Effective Time, of unfilled firm orders for products manufactured or sold by, or services to be provided by, Seller, including any backlog listed on Schedule 1.1(m);

(n)            all customer lists, sales, records, credit data and other customer information;

(o)            all supplier lists, files, records and data relating to the Business;

(p)            all marketing materials relating to the Inventory or products manufactured or sold by Seller, including the information and content on Seller’s website;

(q)            all telephone numbers, domain names, websites, e-mail addresses and related matters used in the Business;

(r)            all prepaid expenses, credits advance payments, claims, security, refunds, rights of recovery, rights of set-off, and rights of recoupment related to the Assets described herein;

(s)            all other or additional privileges, rights, interests, properties and assets of every kind and description and wherever located that are owned or leased by the Seller and used or intended for use in connection with, or that are necessary or useful to the continued conduct of, the Business as presently conducted, including (i) any intangible assets, (ii) any claims, causes of action, and options relating or pertaining to the Assets or the Business, (iii) any insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Closing, and (iv) all goodwill and going concern value;

provided, that the Assets shall not include the Excluded Assets.

1.2            Excluded Assets. Notwithstanding anything contained herein to the contrary, Seller is not selling, assigning, transferring, conveying or delivering to Buyer and Buyer is not purchasing from Seller, any of the assets listed on Schedule 1.2, all of which shall be retained by Seller, wherever located and however embodied, which includes: (a) all cash, cash equivalents, bank accounts and securities of Seller, (b) all Seller Plans and all moneys, rights and other assets (including any insurance policy, annuity contract or trust) maintained under, pursuant to, or in direct connection with, any Seller Plan, (c) all rights of Seller under this Agreement and the other Transaction Documents, (d) all Organizational Documents of Seller, records related to the transfer and issuance of equity interests in Seller, Tax Returns of Seller, and books of account or other records related to the organization of Seller and its business after the Closing, (e) any rights to income Tax refunds of Seller with respect to the Assets for taxable periods ending on or prior to the Closing Date, (f) any rights to rebates and refunds from Seller’s suppliers and vendors not included in the calculation of Net Working Capital, solely to the extent that any such rebate or refund is accrued but unpaid as of the Closing Date, and (g) any rights to refunds, dividends, or rebates related to workers’ compensation with respect to the time periods ending on or prior to the Closing Date for any workers’ compensation claims that are Excluded Liabilities, including any such refunds received by Buyer after the Closing (collectively, the “Excluded Assets”).

1.3            Assumption of Liabilities. Effective as of the Closing, Buyer shall assume and agree to pay, perform and discharge only the following liabilities of Seller (the “Assumed Liabilities”): (a) any liability of Seller to be first performed or first coming due after the Closing Date under the Assumed Contracts (other than any liability arising out of or relating to a breach or a product warranty claim that occurred or accrued prior to Closing or for amounts due or payable prior to Closing), including, without limitation, any such liabilities for any unfulfilled customer commitments, quotations, purchase orders, or work orders to deliver products or services set forth on Schedule 1.3, and all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid and are not delinquent as of the Closing Date solely to the extent included in the calculation of Net Working Capital; (b) the current liabilities set forth on the Closing Balance Sheet to the extent taken into account in determining Net Working Capital; (c) those obligations of Seller with respect to the accrued expenses incurred in the Ordinary Course of Business consistent with past practice that are not Excluded Liabilities and that are included in the calculation of the Net Working Capital; and (d) any liability, claim or obligation first arising after the Closing as a result of Buyer’s operation of the Business or the Assets. Notwithstanding the provisions of this Section 1.3 or any other provision of this Agreement or any Schedule or exhibit attached hereto and regardless of any disclosure to Buyer, Buyer shall not assume any Liabilities of Seller or any other Person other than the Assumed Liabilities.

1.4            Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume or be responsible for any claims against, or Liabilities or obligations whatsoever of Seller, the Business or the Owners (the “Excluded Liabilities”), including the following:

(a)            any Indebtedness of Seller, any Owner, or the Business;

(b)            any of the costs and expenses incurred in connection with the future operations or liquidation or dissolution of Seller and the costs or expenses of any Seller Party incurred in negotiating, entering into or carrying out its obligations pursuant to this Agreement;

(c)            any Liability of any Seller Party that is unknown or unaccrued as of the Closing Date;

(d)            the responsibility for any contributions to or funding of any benefits plan, program, agreement, practice or arrangement (whether written or oral) maintained by Seller or pursuant to which Seller has any contribution or funding obligation for its employees, former employees, retirees, agents, independent contractors, their beneficiaries or any other Person in each case arising on or prior to the Closing Date;

(e)            any Liability arising from, or with respect to, any Excluded Asset;

(f)            any Liability arising from, or with respect to, any Seller Plan or any similar arrangement currently or previously maintained, or contributed to, by Seller in each case arising on or prior to the Closing Date;

(g)            any Liability of any Seller Party or any Affiliate thereof for any Tax of any kind or nature, including any Tax which may become payable by reason of the sale and transfer of the Assets, or be imposed upon any Seller Party or any Affiliate thereof by reason of receipt of the Purchase Price or relief from any Liability pursuant to or in connection with this Agreement, including any sales, franchise or income tax generated from activities of the Business on or before the Closing Date;

(h)            any Liability of Seller for any noncompliance with any Legal Requirements, including those relating to (i) Environmental Laws or (ii) employment and labor management relations (excluding noncompliance under the Worker Adjustment and Retraining Notification Act) and any provisions thereof relating to wages and the payment thereof, hours of work, terms of employment, collective bargaining agreements, workers’ compensation laws, employment benefits, hours of work and overtime, worker classification, employment-related immigration and authorization to work in the United States and the withholding and payment of federal Social Security and similar taxes payable by Seller in each case arising on or prior to the Closing Date;

(i)            any Liability of Seller for any failure to withhold all amounts required by any Legal Requirements or Contract to be withheld from the wages or salaries of its employees (whether full-time or temporary), and any Liability for any wage arrearages, taxes or penalties for failure to comply with any of the foregoing in each case arising on or prior to the Closing Date or otherwise arising from the Assets or the operation of the Business on or prior to the Closing Date;

(j)            any Liability to employees of Seller, including any severance or retention obligations, and any bonus obligations in each case arising on or prior to the Closing Date;

(k)            any Liability arising out of any controversies between Seller and its employees or former employees or any union or other collective bargaining unit representing any of its employees in each case arising on or prior to the Closing Date;

(l)            any Liability, including strict liability, arising under Environmental Laws, based on facts, circumstances, or events occurring on or before the Closing Date, regardless of when discovered; and

(m)          any Liability of Seller resulting from product defects claims based on facts, circumstances, or events arising from or related to any products manufactured or sold by Seller prior to the Closing Date, regardless of when discovered;

and the Excluded Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller (or other Seller Party as applicable), subject to the terms of the TSA.

1.5            Closing. The Transactions shall close (the “Closing”) on the date hereof (the “Closing Date”). The Parties need not attend the Closing in person, and the delivery of all documents and funds as described in Section 1.6 may be handled by wire transfer and electronic mail or by facsimile transmission. The Transactions shall be considered closed, and possession of the Assets and the risk of their loss shall be deemed to have been passed to Buyer at 12:01 a.m., eastern time, on the Closing Date (the “Effective Time”).

1.6            Closing Deliveries.

(a)            At or prior to the Closing, Seller (or other Seller Party as applicable) has delivered or caused to be delivered to Buyer the following:

(i)            this Agreement executed by Seller and the Owners;

(ii)            an Escrow Agreement by and among Buyer, Seller and the Escrow Agent (the “Escrow Agreement”), executed by Seller;

(iii)            a bill of sale, assignment and assumption agreement in form and substance acceptable to Buyer (the “Assignment and Assumption Agreement”) and executed by Seller, effecting the assignment to and assumption by Buyer of the Assets and the Assumed Liabilities;

(iv)            Domain Name Assignment Agreements in form and substance acceptable to Buyer executed by (A) Seller and the applicable Owner (the “Pre-Closing Domain Name Assignment”) and (B) Seller (the “Closing Domain Name Assignment”);

(v)            Payoff Letters from any Person holding Indebtedness of Seller, any other lienholders holding Encumbrances on the Assets and any Person to whom Seller owes any Selling Expenses;

(vi)            delivery of all UCC-3 termination statements and all other documents and instruments necessary, if any, to release and discharge all Encumbrances on the Assets;

(vii)           certificates of good standing or equivalent, issued by the Secretary of State of the State of Ohio and each other jurisdiction set forth on Schedule 3.1 and dated no more than ten (10) days prior to the Closing Date, reflecting, with respect to the State of Ohio, that Seller is validly existing and, with respect to the State of Ohio and each such other jurisdiction, that Seller is authorized to transact business in such jurisdiction;

(viii)          a certificate from an officer of Seller certifying the Organizational Documents of Seller, the resolutions of the Owners and governing authority of Seller authorizing the Transactions, and the incumbency and signatures of the officers of Seller executing this Agreement and the other Transaction Documents executed by Seller in connection herewith;

(ix)            a transition services agreement in form and substance acceptable to Buyer, executed by Seller (the “TSA”);

(x)            written evidence satisfactory to Buyer of all consents required to be obtained from certain third parties in connection with the Transactions;

(xi)            certificates of title to all Seller-owned Motor Vehicles and such other instruments and documents that are necessary to transfer the Motor Vehicles, in form and substance acceptable to Buyer;

(xii)            a certificate from Seller certifying under penalty of perjury and satisfying each of the requirements of United States Treasury Regulations Section 1.1445-2(b)(2) stating that Seller (or its applicable beneficial owners) is not a “foreign person” as defined in Section 1445(f)(3) of the Code (each, a “FIRPTA Certificate”);

(xiii)            real property leases (or assignments thereof) for each location of Seller in form and substance acceptable to Buyer and executed by each applicable lessor (and Seller, as applicable);

(xiv)            the binder and certificate of insurance with respect to the Continuum Policy; and

(xv)            such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

(b)            At the Closing, Buyer has delivered or caused to be delivered to Seller or, in the case of the delivery in Section 1.6(b)(iii) to the Escrow Agent, the following:

(i)             the Closing Cash Payment;

(ii)            the Payoff Amounts;

(iii)           the Escrow Amount;

(iv)           this Agreement executed by Buyer;

(v)            the Escrow Agreement executed by Buyer;

(vi)           the Assignment and Assumption Agreement executed by Buyer;

(vii)          the Closing Domain Name Assignment executed by Buyer;

(viii)          the TSA executed by Buyer;

(ix)            the real property leases (or assignments thereof) delivered under Section 1.6(a)(xiii) executed by Buyer;

(x)            certificate of good standing or equivalent, issued by the Secretary of State of the State of Ohio and dated no more than ten (10) days prior to the Closing Date, reflecting, with respect to the State of Ohio, that Buyer is validly existing and authorized to transact business in such jurisdiction;

(xi)            a certificate from an officer of Buyer certifying the resolutions of the governing authority of Buyer authorizing the Transactions, and the incumbency and signatures of the officers of Buyer executing this Agreement and the other Transaction Documents executed by Buyer in connection herewith; and

(xii)          such other documents, certificates and instruments reasonably necessary to consummate the Transactions.

1.7            Further Conveyances; Consents; Nonassignable Assets and Nonassignable Contracts.

(a)            From time to time following the Closing and except as prohibited by Legal Requirements, Seller shall, or shall cause its Affiliates to, make available to Buyer such data in personnel records of Hired Active Employees as is reasonably necessary for Buyer to transition such Transferred Employees into Buyer’s records.

(b)            From time to time following the Closing, the Parties shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and aquittances and such other instruments, and shall take such further actions, as may be necessary or appropriate to carry out the provisions and purposes of this Agreement, and give full effect to the Transactions or to comply with applicable Legal Requirements.

(c)            Nothing in this Agreement nor the consummation of the Transactions shall be construed as an attempt or agreement to assign any Asset, including any Contract, License and Permit, Intellectual Property, certificate, approval, authorization, warranty, deposit or other right, which by its terms or by any Legal Requirements (i) is nonassignable without the consent of a Governmental Authority or other third party, (ii) would be subject to termination or restriction by a Governmental Authority or other third party in the event of an assignment without the consent of such Governmental Authority or other third party, or (iii) requires that prior notice be delivered to such Governmental Authority or other third party (including, without limitation, the Contracts, Licenses or Permits set forth on Schedule 3.5 for which consent will not be obtained prior to Closing, the “Nonassignable Assets”) unless and until such consent shall have been obtained or such notice shall have been delivered. To the extent permitted by applicable Legal Requirements, if consents to the assignment thereof cannot be obtained or notices cannot be delivered, or until obtained or delivered, after the Closing, Seller shall (or shall cause its Affiliates to) use its best efforts to provide Buyer the benefits under any such Nonassignable Asset in accordance with the terms thereof and the use of any other Asset. Seller shall promptly pay over to Buyer, in respect of each Nonassignable Asset, all money or other consideration received by Seller under the terms of such Nonassignable Asset. As of and from the Closing Date, Seller authorizes Buyer, to the extent permitted by applicable Legal Requirements and the terms of the Nonassignable Assets, to perform all the obligations and receive all the benefits of Seller under the Nonassignable Assets, and Seller appoints Buyer its attorney in fact to act in its name on its behalf solely with respect thereto, with such appointment being coupled with an interest and irrevocable. Notwithstanding anything to the contrary herein, to the extent that any Assumed Liability relates to any Nonassignable Asset, such Assumed Liability shall be deemed an Excluded Liability unless and until such Nonassignable Asset is transferred and assigned to Buyer.

ARTICLE II.
PURCHASE PRICE

2.1            Purchase Price. The total consideration (the “Purchase Price”) for the Assets and the covenants of the Seller Parties hereunder shall be (a) Ninety-Two Million Dollars and no cents ($92,000,000.00), subject to the adjustment provided for in Section 2.3, and (b) Buyer’s assumption of the Assumed Liabilities. The Purchase Price shall be payable in the manner described in this Section 2.1 and in Section 2.3.

(a)            Closing Cash Payment. At the Closing, Buyer shall pay to Seller by wire transfer of immediately available funds to the account or accounts designated in writing by Seller prior to the Closing Date an amount in cash (the “Closing Cash Payment”) equal to the difference of (i) Ninety-Two Million Dollars and no cents ($92,000,000.00), minus (ii) the Payoff Amounts, minus (iii) the Escrow Amount.

(b)            Escrow Fund. At the Closing, Buyer shall pay by wire transfer of immediately available funds an amount equal to the sum of the Indemnity Escrow Amount and the Adjustment Escrow Amount, which shall be held in trust in separate accounts (the “Indemnity Escrow Account” and the “Adjustment Escrow Account”, respectively) which shall collectively constitute an escrow fund (the “Escrow Fund”) to be held by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement, including, without limitation, interest accruing to the benefit of Seller.

(c)            Payoff Amounts. At the Closing, Buyer shall make or cause to be made the following payments (the “Payoff Amounts”):

(i)            an amount equal to all Indebtedness of Seller as of the Closing Date, to be paid in accordance with the terms of the applicable Payoff Letters; and

(ii)            an amount sufficient to satisfy all outstanding Selling Expenses, to be paid in accordance with the terms of the applicable Payoff Letters.

2.2            Closing Statement. On or before Closing, Seller has prepared in good faith and delivered to Buyer a certificate (the “Closing Statement”), duly executed by an executive officer of Seller, which accurately sets forth (a) an estimated balance sheet of Seller as of the Effective Time before giving effect to the Closing of the Transactions, which has been prepared in accordance with GAAP, and, to the extent not consistent with GAAP, on a basis consistent with the Latest Balance Sheet (the “Estimated Closing Balance Sheet”) (provided that the Estimated Closing Balance Sheet need not contain footnote disclosures), (b) reasonable documentation, including wire instructions, for the Payoff Amounts to be paid in accordance with Section 2.1(c), and (c) a good faith estimated calculation (based on such Estimated Closing Balance Sheet) of the Net Working Capital calculated in accordance with GAAP as of the Effective Time. The Closing Statement includes supporting documentation and information that sets forth in reasonable detail how Seller’s proposed estimated Net Working Capital as of the Effective Time was determined.

2.3            Post-Closing Working Capital Adjustment.

(a)            On or before the 120th day following the Closing Date, Buyer shall prepare and deliver to Seller a certificate (the “Final Statement”), duly executed by an executive officer of Buyer, accurately setting forth (i) a balance sheet of Seller as of the Effective Time before giving effect to the Closing of the Transactions (the “Closing Balance Sheet”), which shall be prepared in accordance with GAAP and on a basis consistent with the Latest Balance Sheet (provided that the Closing Balance Sheet need not contain footnote disclosures), (ii) Buyer’s calculation of the actual amounts paid by Buyer pursuant to Section 2.1(c) (the “Final Payoff Amounts”) and (iii) Buyer’s calculation of the Net Working Capital as of the Effective Time which shall be made based on the Closing Balance Sheet and in accordance with the Principles set forth on Schedule 2.3 (the “Final Net Working Capital”). Buyer will provide Seller and its accountants and other representatives with supporting documentation and information that sets forth in reasonable detail how the calculations set forth in the Final Statement were determined, as well as reasonable access to the relevant books and records of, and the personnel of, Buyer and/or Buyer’s accountant to the extent that they relate to the Final Statement and to such historical financial information (to the extent in Buyer’s possession or otherwise subject to its control) relating to the Final Statement for the sole purpose of reviewing the Final Statement and to prepare the Objection Notice, provided that such access shall be in a manner that does not unreasonably interfere with the normal business operations of Buyer. The thirty (30)-day period to provide an Objection Notice will be tolled during any period that Buyer unreasonably refuses to provide Seller and its accountants with access to the relevant books and records and personnel as required under the immediately preceding sentence.

(b)            If Seller disagrees with Buyer’s calculations set forth in the Final Statement, Seller shall, within thirty (30) days after Seller’s receipt of the Final Statement, notify Buyer in writing of such disagreement by describing in reasonable detail the basis for such disagreement (the “Objection Notice”). If Seller fails to deliver the Objection Notice within such thirty (30)-day period, the calculations set forth in the Final Statement shall be final, binding, and non-appealable upon the Parties.

(c)            If an Objection Notice is delivered to Buyer within such thirty (30)-day period, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the items set forth on the Objection Notice. If Buyer and Seller are unable to resolve all such disagreements within thirty (30) days after Buyer’s receipt of the Objection Notice, Buyer and Seller shall submit such remaining disagreements to Bober, Markey, Fedorovich, Akron, Ohio (the “Auditor”).

(d)            Buyer and Seller shall direct the Auditor to resolve all remaining disagreements with respect to the calculations set forth in the Final Statement as soon as practicable, but in any event shall direct the Auditor to render a determination within ninety (90) days after its retention. The Auditor’s determination shall be based solely on written materials submitted by Buyer and Seller (i.e., not on independent review) and the procedures for calculating Net Working Capital contained in this Agreement, including the definition of “Net Working Capital.” The determination of the Auditor shall, in the absence of fraud or mathematical error, be final, binding, and non-appealable. Any determination by the Auditor shall not be outside the range defined by the respective amounts in the Final Statement proposed by Buyer and Seller’s proposed adjustments thereto set forth in the Objection Notice. The Parties agree not to engage in ex parte communication with the Auditor, other than providing documents and information promptly following the reasonable request by the Auditor. The Auditor will be required to include a representation in its engagement letter that it has not discussed the disputed matter with any Party to this Agreement prior to its joint retention by the Parties, and to include a covenant in its engagement letter not to engage in ex parte communications with any such Parties throughout the course of the engagement, with the exception of the provision of documents and information promptly following the reasonable request by the Auditor.

(e)            The costs and expenses of the Auditor shall be borne by Buyer, on the one hand, and Seller, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each Party bears to the amount actually contested by such Party. For example, if Buyer claims the Final Net Working Capital is $1,000 less than the amount claimed by Seller, and Seller contests only $500 of the amount claimed by Buyer, and if the Auditor ultimately resolves the dispute by awarding Buyer $300 of the $500 contested, then the costs and expenses of the Auditor will be allocated 60% (i.e., 300 ÷ 500) to Seller and 40% (i.e., 200 ÷ 500) to Buyer. In connection with its determination of the Final Net Working Capital, the Auditor shall, pursuant to the terms of this Section 2.3(e), also determine the allocation of its fees and expenses between Buyer and Seller, which such determination shall, in the absence of fraud or mathematical error, be final, binding, and non-appealable.

(f)            Within five (5) Business Days after the amounts set forth in the Final Statement are finally determined pursuant to this Section 2.3:

(i)            If the Final Net Working Capital is greater than the Target Net Working Capital, then Buyer shall pay to Seller, by wire transfer of immediately available funds in accordance with the instructions provided by Seller, an amount equal to the difference of the Final Net Working Capital minus the Target Net Working Capital, and Buyer and Seller shall jointly direct the Escrow Agent to disburse the Adjustment Escrow Funds to Seller.

(ii)            If the Final Net Working Capital is less than the Target Net Working Capital, then Buyer and Seller shall jointly direct the Escrow Agent to disburse (A) to Buyer from the Adjustment Escrow Account an amount equal to the difference of the Target Net Working Capital minus the Final Net Working Capital and (B) to Seller from the Adjustment Escrow Account any remaining Adjustment Escrow Funds (if any); provided that if such difference exceeds the Adjustment Escrow Funds, then Buyer and Seller shall jointly instruct the Escrow Agent to distribute all Adjustment Escrow Funds to Buyer and the Seller Parties (on behalf of Seller) shall pay or cause to be paid to, or as directed by, Buyer, on or prior to the same date as the Escrow Agent distributes the Adjustment Escrow Funds, an amount equal to such deficiency (the “Shortfall”). If the Seller Parties fail to timely pay any portion of any Shortfall pursuant to this Section 2.3(f), Buyer may, in its sole discretion, request that Seller, and upon such request Seller shall, jointly with Buyer, instruct the Escrow Agent to pay to Buyer the Shortfall, or any portion thereof, from the Indemnity Escrow Funds. The Seller Parties (on behalf of Seller) shall deliver to the Escrow Agent for deposit into the Indemnity Escrow Account, within five (5) Business Days of the date on which any such distribution is made from the Indemnity Escrow Account to Buyer, the amount that was distributed from the Indemnity Escrow Account as a result of Seller’s failure to pay any Shortfall on a timely basis.

(iii)            If the Final Net Working Capital is equal to the Target Net Working Capital, there will be no adjustment to the Purchase Price pursuant to this Section 2.3, and Buyer and Seller shall jointly direct the Escrow Agent to disburse the Adjustment Escrow Funds to Seller.

(iv)            If the Final Payoff Amounts are greater than the Payoff Amounts, then the Seller Parties (on behalf of Seller) shall pay to Buyer an amount equal to the difference of the Final Payoff Amounts minus the Payoff Amounts.

(v)            If the Final Payoff Amounts are less than the Payoff Amounts, then Buyer shall pay to Seller by wire transfer of immediately available funds in accordance with the instructions provided by Seller an amount equal to the difference of the Payoff Amounts minus the Final Payoff Amounts.

(g)            Any payments to Buyer or Seller pursuant to Section 2.3(f) shall be treated by all Parties for Tax purposes as an adjustment to the Purchase Price.

(h)            Notwithstanding anything to the contrary in this Section 2.3, neither the Final Statement nor any component thereof (in each case as finally determined in accordance with this Section 2.3) shall be relevant to (i) any determination as to the occurrence of a breach, or the existence of an inaccuracy, in any of the representations or warranties set forth in ARTICLE III or (ii) the calculation of any Losses suffered by any Person as a result of such breach or inaccuracy.

2.4            Allocation of Purchase Price. As promptly as practicable, but in any event no later than 120 days following the Closing Date, Buyer shall deliver to Seller (on behalf of the Seller Parties) a schedule allocating the Purchase Price among the Assets and the covenants of the Seller Parties (the “Allocation Schedule”) in accordance with Section 1060 of the Code (and any similar provision of state or local Legal Requirements, as appropriate). Buyer agrees to obtain a third-party analysis with respect to such allocation prior to delivering the Allocation Schedule to Seller, and shall provide a copy of the analysis and all supporting documentation to Seller along with the Allocation Schedule. If Seller disagrees with Buyer’s allocations set forth in Allocation Schedule, Seller shall, within thirty (30) days after Seller’s receipt of the Allocation Schedule, notify Buyer in writing of such disagreement by describing in reasonable detail the basis for such disagreement (the “Allocation Objection”). If Seller fails to deliver the Allocation Objection within such thirty (30)-day period, the allocations set forth in the Allocation Schedule shall be final, binding, and non-appealable upon the Parties. If an Allocation Objection is delivered to Buyer within such thirty (30)-day period, then Buyer and Seller shall negotiate in good faith to resolve their disagreements with respect to the items set forth on the Allocation Objection. If Buyer and Seller are unable to resolve all such disagreements within thirty (30) days after Buyer’s receipt of the Allocation Objection, Buyer and Seller shall submit such remaining disagreements to the Auditor. Buyer and Seller shall direct the Auditor to resolve all remaining disagreements with respect to the Allocation Schedule in substantially the same manner as set forth in Section 2.3(d). The costs and expenses of the Auditor shall be borne equally by Buyer and Seller. Each Party shall timely file all reports and information returns as may be prescribed under the Code, and any similar returns or reports required under other Legal Requirements. Each Party shall report the Transactions on all Tax Returns in a manner consistent with the final Allocation Schedule, and no Party shall take any position for Tax purposes (whether in audits, Tax Returns, or otherwise) that is inconsistent with the final Allocation Schedule, unless otherwise required by Legal Requirements or mutually agreed to by the Parties. Any adjustments to the consideration paid hereunder will be allocated in a manner consistent with the final Allocation Schedule. The Parties acknowledge and agree that the value attributed to any covenant herein or in the Allocation Schedule is for Tax purposes only, and shall not be seen as evidence of the value any Party receives from such covenant for any other purposes (including the establishment of damages in any Proceeding).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct:

3.1            Organization, Authority, Ownership. Seller is duly organized, validly existing and in good standing under the laws of the State of Ohio. Seller has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound. The copies of Seller’s Organizational Documents, as amended to date and as have been made available to Buyer, are true, complete and correct, and such instruments, as so amended, are in full force and effect. Seller is duly qualified to do business and is in good standing under the laws of each state or other jurisdiction in which the Assets are owned or leased and operated or the nature of the Business makes such qualification necessary. Each such jurisdiction in which Seller is so qualified is listed on Schedule 3.1. The Owners own all of the equity interests in Seller. There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interests of Seller or any securities convertible into or exchangeable for capital stock of Seller, in either case held by a party other than an Owner.

3.2            Subsidiaries. Except as disclosed on Schedule 3.2, Seller does not have or own or control, nor has it ever owned or controlled, any equity interest or any proprietary interest in any corporation, joint venture, partnership, limited liability company or other Entity, or any outstanding options, warrants, or rights (including conversion or preemptive rights and rights of first refusal or similar rights) to acquire the same.

3.3            Affiliates. Except as disclosed on Schedule 3.3:

(a)            Seller does not control (directly or indirectly) the management or policies of any Entity;

(b)            None of the Seller Parties or any of their respective Affiliates beneficially owns or has a material interest in any other Person that is a supplier or customer of Seller;

(c)            No Owner beneficially owns, directly or indirectly, an interest in any property, asset or right (real or personal, tangible or intangible) that is associated with the Assets or used in, pertaining to or necessary for the operation of the Business; and

(d)            There is no (i) Contract or other understanding or arrangement (including any tax sharing arrangement) between Seller, on the one hand, and any Owner or any of its Affiliates, on the other hand, entered into since the Reference Date or for which any material obligations were fulfilled since the Reference Date, or (ii) Indebtedness (for monies actually borrowed or lent) owed to Seller by any Owner since the Reference Date, regardless of whether such Indebtedness has been paid in full (in each case, a “Related Party Agreement”).

3.4            Authority Relative to Agreement. Seller has the full right, power, and legal authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party. Seller has the full right, power, and legal authority to perform this Agreement and to consummate the Transactions. The execution and delivery of this Agreement by Seller, and the consummation of the Transactions by Seller, has been duly authorized by the governing authority of Seller as of the Closing. No Proceeding on the part of Seller is required for or in connection with Seller’s execution and delivery of this Agreement. This Agreement and each other Transaction Document to which Seller is a party has been duly executed and delivered by Seller, and are valid and binding agreements of Seller assuming due authorization, execution and delivery by the other Parties to this Agreement and the other Transaction Documents contemplated hereby, enforceable against Seller in accordance with their respective terms, except as such enforcement is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (b) general principles of equity.

3.5            Consents and Approvals; No Violation. Except as set forth on Schedule 3.5, and except where consents may be required under a Contract, Permit, or License, but Buyer has determined that such consent will not be obtained prior to Closing as set forth on Schedule 3.5, no filing or registration with, no notice to, and no Governmental Authorization, consent or approval of any Governmental Authority, any creditor or any other Person, is necessary in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the performance of their obligations hereunder and thereunder, or the consummation of the Transactions. Neither the execution and delivery of this Agreement and the other Transaction Documents to which Seller is a party, the consummation of the Transactions, nor the compliance by Seller with any of the provisions hereof and thereof, will (a) contravene, conflict with or violate any material provision of any of the Organizational Documents of Seller; (b) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default or give rise to any right of termination, cancellation or acceleration under any Contract to which Seller is a party; (c) contravene, violate or conflict with any material provision of any Legal Requirements binding upon Seller; or (d) result in, or require, the creation or imposition of, any Encumbrance upon or with respect to any of the Assets.

3.6            Financial Statements. Seller has made available to Buyer: (a) the audited balance sheet of Seller as of December 31 for the years 2019, 2020 and 2021, and the related statements of operations, owners’ equity, income and cash flows, and (b) Seller’s unaudited balance sheet as of September 30, 2022 (the “Latest Balance Sheet”) and the related unaudited statements of operations, shareholders’ equity, income and cash flows for the 9-month period then ended (collectively, the “Financial Statements”). The Financial Statements and notes, if any, (i) are true, complete and correct in all material respects and (ii) reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes, if any, to the Financial Statements and except as set forth on Schedule 3.6. Except as set forth on the Latest Balance Sheet, Seller does not have any reserves. The Financial Statements have been prepared from and are in accordance with the accounting records of Seller.

3.7            Liabilities. Except as set forth on Schedule 3.7, Seller does not have any Liabilities other than those (a) reflected and reserved against on the Latest Balance Sheet, (b) based upon, attributed to or arising under Contracts that are not past due and have not arisen in respect of any breach of or default under any provision thereof, (c) incurred in the Ordinary Course of Business in accordance with past practices since the Latest Balance Sheet and reflected on the Estimated Closing Balance Sheet, or (d) included in the computation of the Indebtedness or Net Working Capital. The reserves reflected on the Financial Statements, and on the books of account and other financial records of Seller, are adequate and have been established on a basis consistent with the past practices of Seller. Since the Reference Date, Seller has not incurred any Liabilities except in the Ordinary Course of Business consistent with past practices and that in the aggregate do not exceed $75,000 unless set forth on Schedule 3.7. Except as set forth on Schedule 3.7, as of the Closing, none of the accounts payable of Seller or the Business is delinquent (as determined in accordance with the terms of such accounts payable). Except as set forth on Schedule 3.7, Seller has no Indebtedness (all of which is being paid off pursuant to Section 2.1(c)(i)). The full amount of all Indebtedness will be paid in full and satisfied at the Closing.

3.8            Absence of Changes. Since January 1, 2022, except as a result of the transactions contemplated by this Agreement, and except as otherwise disclosed on Schedule 3.8, there has not been:

(a)            any Material Adverse Change, or any event, condition or contingency that is reasonably likely to result in a Material Adverse Change;

(b)            any damage, destruction or loss, whether or not covered by insurance affecting the Assets or the Business;

(c)            any increase in or creation of compensation payable or to become payable by Seller to any of its managers, officers, shareholders, employees or agents or in any equity option, bonus payment, service award, pension, retirement, severance, savings, insurance, expense allowance or other plan or arrangement made to or with any of them other than in the Ordinary Course of Business consistent with past practices;

(d)            any sale, assignment, lease, transfer, license, abandonment or other disposition by Seller of any interest in the Assets material to the conduct of the Business, excluding inventory sold in the Ordinary Course of Business consistent with past practices;

(e)            any declaration, setting aside or payment of any dividend or other distribution on or in respect of the securities of Seller, or any direct or indirect redemption, retirement, purchase or other acquisition by Seller of any such securities;

(f)            any capital expenditure or commitment for additions to property, plant or equipment of Seller constituting capital assets in an amount exceeding $50,000 individually or $100,000 in the aggregate;

(g)            any modification or change to the manner in which Seller has historically managed Inventory, paid accounts payable, or collected Accounts Receivable;

(h)            any entry into, termination or receipt of written notice of termination of any Contract to which Seller is a party or that is material to the Business;

(i)            any material decrease in the gross margins on product sales;

(j)            any dispute or any other occurrence, event or condition of any character, which reasonably could be anticipated to give rise to a legal or administrative action or to a Material Adverse Change;

(k)            any modification or amendment of any current debt arrangement between Seller and its lenders;

(l)            any prepayment or advance of any Liabilities or acceleration of revenues of Seller or the Business;

(m)            any change in the accounting methods used by Seller;

(n)            any loss of material customers, employees, or management of Seller;

(o)            any written notice from any customer of Seller, nor has any such customer Threatened, to cancel or substantially reduce its purchase of any of the products or services of Seller or to reduce the price paid for any products or services of Seller;

(p)            any change or modification in the pricing of the products or services of Seller, other than in the Ordinary Course of Business; or

(q)            any agreement to do any of the foregoing.

3.9            Receivables. Schedule 3.9 sets forth a true, correct and complete list of the Accounts Receivable, including the aging thereof as of the Closing Date. All Accounts Receivable arose out of the sales of inventory or services in the Ordinary Course of Business.

3.10            Inventory.

(a)            Except as set forth on Schedule 3.10(a): (i) the Inventory, whether or not reflected in the Latest Balance Sheet, consists of a quality and quantity usable and salable in Seller’s Ordinary Course of Business, and the present quantity of such Inventory is sufficient, and not excessive, to serve adequately the customers of Seller in the Ordinary Course of Business in accordance with past practices, including packaging, raw materials, works in progress and finished products (in each case, designated as such); (ii) since January 1, 2022, Seller has not received written notice from any supplier of the Business that such supplier anticipates that it will experience, within the six-month period after such notice, any difficulty obtaining, in the quantity and quality needed and at the then-prevailing market prices, terms and conditions, the raw materials, supplies or component products required for the production and/or sale of Seller’s products and services in the Ordinary Course of Business; and (iii) to the Knowledge of Seller, the finished goods of any Seller-manufactured products in the Inventory conform to their applicable specifications, including all applicable warranties, whether express or implied, given in connection with the sale of goods and under Legal Requirements, and are free from defects in design, workmanship and material. All of the Inventory is located at the Leased Real Property.

(b)            Seller has made available to Buyer all warranties related to Inventory. Schedule 3.10(b) sets forth all warranty claims made in the previous five (5) years with respect to the warranties of Seller in reasonable detail (including claimant, claim amount, and claim status). Except as set forth on Schedule 3.10(b), there are no material warranty liabilities or recalls of Seller’s products, and no claims for replacement, refund, recall or claims for other product-related remedies that are Threatened or pending with respect to Seller’s products, and no report has been filed or required to have been filed with respect to any of Seller’s products under any applicable Legal Requirements.

3.11            Books and Records. The books of account of Seller, all of which have been made available to Buyer, are true, complete and correct in all material respects and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The books of account are in the possession of Seller and will be transferred to Buyer at the Closing.

3.12            Contracts.

(a)            Schedule 3.12(a) contains a true, complete and correct list and description of all Contracts, whether written or oral, to which Seller is a party or that otherwise affect any of the Assets (collectively, and whether or not listed on Schedule 3.12(a), the “Seller Contracts”) including:

(i)            where the individual or aggregate dollar value equals or exceeds $100,000 on an annualized basis;

(ii)            all loan agreements, indentures, mortgages and guaranties to which Seller is a party or by which Seller or any of its property is bound;

(iii)            all pledges, conditional sale or title retention agreements, security agreements, equipment obligations, personal property leases, lease purchase agreements and rental agreements to which Seller is a party or by which Seller or any of its property is bound;

(iv)            all Contracts, commitments, purchase orders or other understandings or arrangements to which Seller is a party or by which Seller or any of its property is bound which (A) involve payments or receipts by Seller of more than $100,000 in the case of any single Contract, agreement, commitment, understanding or arrangement under which full performance (including payment) has not been rendered by all parties thereto or (B) which may materially affect the condition (financial or otherwise) or the properties, assets, business or prospects of Seller or the Business;

(v)            all collective bargaining agreements, employment and consulting agreements, executive compensation plans, bonus plans, deferred compensation agreements, pension plans, retirement plans, employee option or equity purchase plans and group life, health and accident insurance and other employee benefit plans, agreements, arrangements or commitments to which Seller is a party or by which Seller or any of its property is bound;

(vi)            all agreements with brokers or other commissioned agents;

(vii)           all agency, distributor, sales representative, franchise or similar agreements to which Seller is a party or by which Seller or any of its property is bound;

(viii)         all non-disclosure or confidentiality agreements;

(ix)            all Related Party Agreements;

(x)            all leases, whether operating, capital or otherwise, under which Seller is a lessor or lessee;

(xi)            all Contracts or other arrangements imposing a non-competition or non-solicitation obligation on Seller or the Business; and

(xii)           any other Contracts entered into by Seller which are, or reasonably could be expected to be, material to Seller or the Business.

(b)            Each Seller Contract is a valid and binding agreement of Seller and each other Person party thereto, enforceable against Seller and such other Person in accordance with its terms, except as such enforcement is subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (ii) general principles of equity.

(c)            Except as set forth on Schedule 3.12(c), Seller, and to the Knowledge of Seller each of the other parties to each Seller Contract, have fulfilled all material obligations required pursuant to Seller Contracts to have been performed by them prior to the Closing Date.

(d)            Seller is not in breach of or default under any Seller Contract, and to the Knowledge of Seller no event has occurred which with the passage of time or giving of notice or both would reasonably constitute such a default, or result in the creation of any Encumbrance, thereunder or pursuant thereto.

(e)            Except as set forth on Schedule 3.12(e), to the Knowledge of Seller there is no existing breach or default by any other party to any Seller Contract, and to the Knowledge of Seller no event has occurred which with the passage of time or giving of notice or both would reasonably constitute a default by such other party, or result in the creation of any Encumbrance thereunder or pursuant thereto.

(f)            Except as set forth on Schedule 3.12(f), Seller is not prohibited by any Contract from carrying on its Business in the Ordinary Course of Business anywhere in the world. Seller is not a party to any Contract under which a third party would be entitled to receive a license or any other right to any Intellectual Property after the Closing. Seller has no Contracts to sell products or perform services which are expected to be performed at, or to result in, a loss. True, correct and complete copies of all Seller Contracts have previously been made available to Buyer.

3.13            Real Property.

(a)            Seller does not currently own, nor has at any point owned any real property, other than the leasehold improvements which are part of the Excluded Assets.

(b)            Schedule 3.13(b) lists the street address and tax parcel identification number of each tract, parcel and/or subdivided lot comprising the Leased Real Property and the leases governing Seller’s use of the same. Other than the Leased Real Property described on Schedule 3.13(b), neither Seller nor any Affiliate of Seller owns or uses any real property used in the Business.

(c)            (i) Seller has not created any Encumbrances on the Leased Real Property (other than Encumbrances set forth in the applicable lease described on Schedule 3.13(b), or as otherwise set forth in the public records, or ascertainable from a survey of the Leased Real Property); (ii) Seller enjoys peaceful and undisturbed possession under all leases described on Schedule 3.13(b) and (iii) all such leases are valid and there is no default existing thereunder on the part of Seller or the lessor.

(d)            The Leased Real Property, and all buildings, improvements, machinery, instruments, and equipment contained therein, and all operations conducted therein comply in all material respects with all applicable building and zoning and other Legal Requirements. Except as set forth on Schedule 3.13(d), all structures and other improvements located on such real properties and all tangible personal property are in good operating condition in all material respects for property of its type and age, subject to ordinary wear and tear.

(e)            The Leased Real Property is sufficient for the operation of the Business as it is currently conducted. No Owner, nor any Affiliate of any Owner has leased, licensed, or otherwise granted any Person (other than Seller) the right to use or occupy any of the Leased Real Property, other than as set forth on Schedule 3.13(e).

(f)            There are no public improvements in progress or, to the Knowledge of Seller, proposed that will result in special assessments against or otherwise adversely affect any of the Leased Real Property. Seller has not received written notice of any pending condemnation, expropriation, eminent domain, or similar proceeding affecting all or any portion of the Leased Real Property, and to the Knowledge of Seller, no such proceeding is threatened. No Seller Party has received any written notice stating that any of the improvements on the Leased Real Property are in violation of applicable Legal Requirements, including those pertaining to zoning, building, or the disabled.

(g)            Since the Reference Date, and other than as set forth on Schedule 3.13(g), Seller has not experienced any material disruptions to its operations arising out of any recurring loss of electrical power, flooding, limitations to access to water, or restrictions on septic service. All utilities servicing the Leased Real Property are publicly provided and maintained. Except as set forth on Schedule 3.13(g), none of the driveways, parking areas, and loading docks located at the Leased Real Property are shared with any Person nor are subject to any easement or common use agreements. All of the streets, roads, and avenues adjoining or adjacent to the Leased Real Property are publicly owned and maintained without assessment or charge to Seller. To the Knowledge of Seller, no fact or condition exists that would result in the termination or material impairment of the access of the Leased Real Property to publicly dedicated roadways.

3.14            Title to and Condition and Sufficiency of Assets.

(a)            Seller owns all of the properties and assets (real, personal and mixed, tangible and intangible) reflected as owned in the books and records of Seller, including the Assets and all the properties and assets reflected in the Latest Balance Sheet (except for Inventory sold since the date of the Latest Balance Sheet in the Ordinary Course of Business and except as provided on Schedule 3.14(a)), free and clear of all Encumbrances. Except as set forth on Schedule 3.14(a), no Owner, nor any other Affiliate of any Owner, owns, leases, or licenses to Seller any asset (including any Asset) used by Seller in the operation of the Business.

(b)            The Assets constitute all of the assets used in the Business as currently conducted. The Assets have been maintained in the Ordinary Course of Business, and the Assets are suitable for use in the Business. The items of Equipment included in the Assets are structurally sound with no known material defects, and all Assets are adequate for the uses to which they are being put. The tangible assets included in the Assets are in good operating condition, ordinary wear and tear excepted, and have been maintained in accordance with industry standards and all applicable manufacturers’ specifications.

3.15            Personal Property. Schedule 3.15 sets forth all Equipment and other tangible personal property owned by Seller or covered by any lease of personal property to which Seller is a party, and all other interests (except ownership interests) of Seller in tangible personal property. Seller has provided Buyer with true, correct and complete copies (and written descriptions of oral Contracts) of all Contracts relating to or affecting any interest in tangible personal property to which Seller is a party or by which Seller or the Assets are in any way bound or affected, together with all amendments and supplements thereto and modifications thereof. All such Contracts are legally valid and binding and in full force and effect, and there are no defaults by Seller thereunder, and to the Knowledge of Seller, no other party thereto is in default thereunder. Schedule 3.15 sets forth a listing of the make, model, purchase date, mileage, and VIN of each motor vehicle leased, owned or rented by Seller and used or useable in the Business (the “Motor Vehicles”).

3.16            Employee Benefits.

(a)            Schedule 3.16(a) contains a complete and accurate list of all Employee Benefit Plans maintained, or contributed to, by Seller or any ERISA Affiliate (the “Seller Plans”). Complete and accurate copies of (i) all Seller Plans that have been reduced to writing, (ii) written summaries of all unwritten Seller Plans, (iii) all related trust agreements, insurance contracts and summary plan descriptions, and (iv) all annual reports filed on IRS Form 5500 and all schedules filed therewith and (for all funded plans) all plan financial statements for the last five (5) plan years for each Seller Plan have been made available to Buyer.

(b)            Except as set forth on Schedule 3.16(b), each Seller Plan has been administered in all material respects in accordance with its terms, and each of Seller and the ERISA Affiliates has in all material respects met its obligations with respect to each Seller Plan and has made all required contributions thereto. Seller, each ERISA Affiliate and each Seller Plan are in compliance in all material respects with the currently applicable provisions of ERISA and the Code and the regulations thereunder (including Section 4980 B of the Code, Subtitle K, Chapter 100 of the Code and Sections 601 through 608 and Section 701 et seq. of ERISA). All filings and reports as to each Seller Plan required to have been submitted to the Internal Revenue Service or to the United States Department of Labor have been duly submitted. No Seller Plan has assets that include securities issued by Seller or any ERISA Affiliate.

(c)            There is no Proceeding before any Governmental Authority or before any arbitrator (except claims for benefits payable in the normal operation of Seller Plans and Proceedings with respect to qualified domestic relations orders) against or involving any Seller Plan or asserting any rights or claims to benefits under any Seller Plan that could give rise to any material liability.

(d)            All of Seller Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the Internal Revenue Service to the effect that such Seller Plans are qualified and the plans and the trusts related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked and revocation has not been threatened, and no such Seller Plan has been amended since the date of its most recent determination letter or application therefor in any respect, and no act or omission has occurred, that would adversely affect its qualification or materially increase its cost. Each Seller Plan which is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date.

(e)            Neither Seller nor any ERISA Affiliate has ever maintained an Employee Benefit Plan subject to Section 412 of the Code or Title IV of ERISA.

(f)            At no time has Seller or any ERISA Affiliate been obligated to contribute to any “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA).

(g)            There are no unfunded obligations under any Seller Plan providing benefits after termination of employment to any employee of Seller (or to any beneficiary of any such employee), including retiree health coverage and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable Legal Requirements and insurance conversion privileges under state law. The assets of each Seller Plan which is funded are reported at their fair market value on the books and records of such Seller Plan.

(h)            To the Knowledge of Seller, no act or omission has occurred and no condition exists with respect to any Seller Plan that would subject Seller or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Seller Plan.

(i)            The Seller Plan is not a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(j)            Intentionally Omitted.

(k)            Schedule 3.16(k) discloses each: (i) agreement with any executive officer or other key employee of Seller (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving Seller of the nature of any of the Transactions, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such executive officer or key employee; (ii) agreement, plan or arrangement under which any Person may receive payments from Seller that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such Person’s “parachute payment” under Section 280G of the Code; and (iii)  agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or other Seller Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Transactions.

(l)            Schedule 3.16(l) sets forth the policy of Seller with respect to Accrued Vacation and earned time off.

3.17            Taxes.

(a)            (i) Seller has duly and timely filed (or there has been timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it or with respect to the Assets on or prior to the Closing Date, and duly paid in full or made adequate provision therefor on the Financial Statements for the payment of all Taxes for all periods ending through the Closing Date (whether or not shown on any Tax Return), and all such Tax Returns filed by or on behalf of Seller are true, correct and complete; (ii) Seller is not the beneficiary of any extension of time within which to file any Tax Return; (iii) no claim has been made by any authority in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) the Liabilities and reserves for Taxes reflected in the Latest Balance Sheet have been determined in accordance with GAAP, and since December 31, 2015 there is no Liability for Taxes, and Seller has not generated any taxable income or gain from any extraordinary transactions; (v) there are no liens for Taxes upon any property or assets of Seller, including the Assets; (vi) Seller has not received or requested a ruling from any taxing authority or signed an agreement with any taxing authority, other than as set forth on Schedule 3.17(a); (vii) Seller has complied with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code, or similar provisions under any state, local or foreign laws) in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party; (viii) no federal, state, local or foreign audits or other Proceedings are presently pending or Threatened with regard to any Taxes or Tax Returns of Seller or otherwise relating to any of the Assets and Seller has not received a notice (and does not otherwise have Knowledge) of any pending or Threatened audits or Proceedings; (ix)  Seller has not waived any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under any applicable Tax law that is still outstanding and in effect; and (x) Seller has made available to Buyer true, correct and complete copies of all federal and state income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since December 31, 2019.

(b)            (i) No power of attorney granted by Seller with respect to any Taxes is currently in force, (ii) Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code, and (iii) Seller is not a party to any Tax allocation or sharing agreement.

(c)            None of the Assumed Liabilities is an obligation to make a payment that is not deductible under Sections 162(m) or 280G of the Code. Seller (i) has not been a member of an affiliate group filing a consolidated federal income Tax Return and (ii) has no Liability for Taxes of any Person (other than Seller) under Section 1.1502-6 of the United States Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise. Seller has not distributed stock of another Entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(d)            None of the Assets (i) secures any debt the interest on which is tax-exempt under Section 103(a) of the Code, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) is “tax exempt bond financing property” within the meaning of Section 168(g)(5) of the Code, (iv) is “limited use property” with the meaning of Revenue Procedure 76-30 or (v) will be treated as owned by any other Person pursuant to the provisions of Section 168(f)(8) of the Code.

(e)            Seller has not at any time participated in a reportable transaction within the meaning of United States Treasury Regulation § 1.6011-4 or participated in a transaction that has been disclosed as a “reportable transaction” under Section 6011 and the United States Treasury Regulations thereunder.

(f)            Seller is treated as a partnership for United States federal income tax purposes.

3.18            Environmental Matters.

(a)            Except as set forth on Schedule 3.18(a), (i) Seller has operated the Business, and the Business is and has been, in material compliance with all Environmental Laws; (ii) Seller has obtained and is in material compliance with all licenses, permits, orders and approvals necessary to operate the Business and to treat, transport, store, dispose of and otherwise handle Hazardous Substances (“Environmental Permits”); (iii) there has been no Release or threatened Release of Hazardous Substances by Seller, or to the Knowledge of Seller any other party, at, from, in or on any real property owned or operated at any time by Seller, including the Leased Real Property; (iv) there is no on-site or off-site location to which Seller or any of its Affiliates has transported or disposed of Hazardous Substances or arranged for the transportation or disposal of Hazardous Substances that to the Knowledge of Seller is, or is Threatened to be, the subject of any federal, state, local or foreign enforcement action or any other investigation that could lead to any Environmental Claim for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including any claim under any Environmental Laws; (v)  None of Seller, its Affiliates, nor any other Person for whose conduct Seller is or may be held responsible, has (A) entered into or been subject to any consent decree, compliance order or administrative order under any Environmental Laws, (B) received notice under the citizen suit provision of any Environmental Laws, (C) received any request for information, notice, demand letter, administrative inquiry or formal or information complaint or Environmental Claim with respect to any Hazardous Substances, or (D) been subject to or Threatened with any governmental, citizen enforcement action or Environmental Claim; (vi) to the Knowledge of Seller, Seller and its Affiliates have no contingent liability in connection with any release or disposal of any Hazardous Substance into the environment or any other Environmental Claim against Seller or the Business; (vii) there are and have been no Aboveground Storage Tanks, Underground Storage Tanks, sumps, clarifiers, separators or septic tanks at any current of real property currently or formerly owned or operated by Seller; (viii) to the Knowledge of Seller there are no Hazardous Substances present at any such real property currently or formerly owned or operated by Seller in violation of applicable Environmental Laws; (ix) to the Knowledge of Seller no real property currently or formerly owned or operated by Seller is currently or has ever been designated as a treatment, storage and/or disposal facility, nor has any Governmental Authorization been applied for designating any of such real property as a treatment, storage or disposal facility under any Environmental Laws; and (x) all of the Environmental Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of Seller, Threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

(b)            Schedule 3.18(b) contains a list of (i) all documents (whether in hard copy or electronic form) that contain any environmental reports, assessments, investigations, work plans, studies, property transfer documents and audits (including any “Phase I” and/or “Phase II” site assessments) relating to the Leased Real Property and all real property previously owned or operated by Seller which are in the possession of Seller, and (ii) all documents (including correspondence, reports, studies, plans, proposals and cost estimates) pertaining to any and all additional environmental investigation or remediation activities that are planned or reasonably anticipated for the Leased Real Property and all real property previously owned or operated by Seller which are in the possession of Seller. A true, correct and complete copy of each such document has been provided to Buyer by Seller.

3.19            Compliance With Laws.

(a)            Except as set forth in, and subject to the provisions of, Section 3.16, Section 3.18 and Section 3.28, (i) Seller is not in material violation of applicable Legal Requirements (including those pertaining to occupational safety and health practices, wage payments, fair labor practices and standards, and equal opportunity practices), and (ii) Seller has not received any written Order or written notice from any Governmental Authority of any alleged or actual violation and/or failure to comply with any such Legal Requirements.

(b)            Set forth on Schedule 3.19(b) are all the Governmental Authorizations and Trade Group Authorizations held by Seller with respect to the Assets and the Business (the “Licenses and Permits”). The Licenses and Permits constitute all of the Governmental Authorizations and the Trade Group Authorizations necessary to permit Buyer to own, operate, use, and maintain the Assets in the manner in which they are now operated and maintained or have been operated and maintained for the past three (3) years and to conduct the Business as now being conducted or has been operated and maintained for the past three (3) years in compliance with all Legal Requirements. Other than the Licenses and Permits, Seller has not held any other Trade Group Authorization, nor represented that it has any Trade Group Authorization, in the past three (3) years. All required filings with respect to the Licenses and Permits have been timely made and all required applications for renewal thereof have been timely filed. All of the Licenses and Permits are in full force and effect and there are no Proceedings pending or, to the Knowledge of Seller, Threatened that seek the revocation, cancellation, suspension, or adverse modification thereof.

(c)            Seller has conducted its export transactions in accordance with all applicable provisions of export control laws and regulations.

3.20            Product Liability.

(a)            Except as set forth on Schedule 3.20(a), (i) Seller has not committed any act or failed to commit any act, which act or failure would result in, and there has been no occurrence which would give rise to or form the basis of, any product liability or liability for breach of warranty (whether or not covered by insurance) on the part of Seller and (ii) there are not presently pending, or to the Knowledge of Seller, Threatened, any Proceedings, notices of violation or demand letters relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of an express or implied warranty or representation, relating to any product formulated, manufactured, distributed or sold by or on behalf of Seller.

(b)            Except as set forth on Schedule 3.20(b), in product manufacturing agreements and except as implied or required by Legal Requirements, Seller has not extended to any of its customers any written, non-uniform product warranties, indemnifications or guarantees.

3.21            Litigation. Seller is not subject to any Order in which relief is sought involving, affecting, or relating to the ownership, operation, or use of the Assets or the conduct of the Business or which would prevent, delay, or make illegal the Transactions. Except as described on Schedule 3.21: (a) there are no Proceedings pending or to the Knowledge of Seller, Threatened against, involving, affecting, or relating to Seller or to its ownership, operation, or use of the Assets or to the conduct of the Business before any arbitrator or Governmental Authority, and (b) no such Proceedings have occurred or, to the Knowledge of Seller, been Threatened to occur, since January 1, 2016. With respect to the Specified Claims: (i) Seller has been removed or fully released from the Specified Claims; (ii) Seller has no liabilities in respect of the Specified Claims or is fully indemnified by one or more third parties with respect thereto; and (iii) Seller has no obligations (whether financial, equitable, or otherwise) under any Order or settlement agreement with respect to the Specified Claims that remain outstanding as of the Closing Date.

3.22            Employees.

(a)            Schedule 3.22(a) contains a complete and accurate list of the following information for each Hired Active Employee and each officer, independent contractor or consultant of Seller, including each such Person on leave of absence or layoff status: the amount (expressed in dollars) of sick and vacation leave that is accrued but unused (“Accrued Vacation”); the amounts of earned but unpaid bonuses (“Accrued Bonuses”); name; job title; status (such as full-time employee, part-time employee, or contractor, among others); date of hiring or engagement; date of commencement of employment or engagement; and current compensation paid or payable.

(b)            Schedule 3.22(b) contains a complete and accurate list of all bonus payments made by Seller to its employees, officers, independent contractors and consultants during 2020, 2021 and through September 23, 2022.

(c)            Except as required by COBRA, there are no retired employees of Seller, or their dependents, receiving Seller Plan benefits.

(d)            Seller does not have any employees other than the Hired Active Employees.

(e)            Schedule 3.22(e) contains a list of each agreement that purports, with respect to any officer, agent, employee, or consultant providing services of Seller (i) to limit his or her rights to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. To the Knowledge of Seller, no current employee of Seller is a party to, or is otherwise bound by, any agreement that in any way materially adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller. No former employee of Seller is a party to, or is otherwise bound by, any agreement with Seller that in any way materially adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the business as heretofore carried on by Seller.

(f)            (i) Seller is not a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by Seller or in the Business, and to the Knowledge of Seller there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit which could affect Seller; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the Knowledge of Seller, Threatened between Seller and any of its employees, and Seller has not experienced any such controversy, strike, slowdown or work stoppage within the past two (2) years; (iii) Seller has not breached or otherwise failed to comply with the provisions of any collective bargaining or union Contract and there are no grievances outstanding against Seller under any such agreement or Contract; (iv) there are no unfair labor practice complaints pending against Seller before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of Seller; (v) Seller is currently in compliance with all applicable Legal Requirements relating to the employment of labor, including those related to wages, hours, worker classification, collective bargaining, employment-related immigration and authorization to work in the United States and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or is holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of Seller and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) Seller has paid in full to all employees or adequately accrued for all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or, to the Knowledge of Seller, Threatened before any Governmental Authority with respect to any Persons currently or formerly employed by Seller; (viii) Seller is not a party to or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices; (ix) there is no charge or Proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or, to the Knowledge of Seller, Threatened with respect to Seller or the Business; and (x) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of Seller, Threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which Seller has employed or currently employs any Person.

(g)            Seller engages the services of certain temporary employees. None of the temporary employees is on the payroll of Seller. The temporary employees are not eligible to participate in or entitled to benefits from any of Seller’s Employee Benefit Plans that are extended to Seller’s full-time employees. None of the temporary employees or their employers is a party to any outstanding employment, consulting or management Contract with Seller that cannot be terminated at will by, and at no expense to, Seller or that provide for the payment of any severance, compensation, bonus, commission or other payment following termination of such agreement or Contract.

(h)            Except as set forth on Schedule 3.22(h), to the Knowledge of Seller, at no time in the previous five (5) years has any management, executive or employee of Seller committed or been accused of any acts of sexual harassment.

(i)            Except as set forth on Schedule 3.22(i), at no time in the previous five (5) years has any allegation of sexual harassment been made to Seller against any management, executive or key employee of Seller, and any allegations of sexual harassment against any other employees have been addressed by Seller in accordance with applicable Legal Requirements and Seller’s applicable policies and procedures governing such matters.

(j)            To the extent permitted under applicable Legal Requirements, Seller has provided Buyer reasonable access to the personnel records (including performance appraisals, disciplinary actions and grievances) of Seller.

3.23            Insurance.

(a)            Schedule 3.23(a) sets forth a list and brief description of all policies of fire, liability, casualty, life and other insurance owned or held by, or otherwise insuring, Seller with respect to the Assets, the Business or the employees of Seller. Such policies are in full force and effect, are to the Knowledge of Seller sufficient to satisfy all Legal Requirements and any Contracts to which Seller is a party. Seller is in compliance with the terms of all policies set forth on Schedule 3.23(a), and Seller is not in default with respect to its obligations under any such insurance policy, nor has Seller been denied insurance coverage since the Reference Date. To the Knowledge of Seller, no event has occurred nor does any fact or condition exist which would render any of such policies void or voidable or subject any of such policies to cancellation or termination or require notice under any of such policies.

(b)            Schedule 3.23(b) sets forth a list of all claims, if any, made by Seller since the Reference Date against an insurer in respect of coverage under such insurance policies. There have been no denials of claims or reservation of rights letters with regards to such claims.

(c)            Seller (in consultation with Buyer) has obtained prior to the Closing, at Seller’s sole cost and expense, a continuum products liability insurance policy, with a claims reporting period of no less than three (3) years from the Closing Date, insuring against products liability claims made after the Closing related to products that are manufactured and/or sold prior to the Closing Date (the “Continuum Policy”), which Continuum Policy (1) has a limit of not less than one million dollars ($1,000,000.00) per occurrence and two million dollars ($2,000,000.00) in the aggregate, (2) is in the name of Seller, (3) endorses Buyer as an additional insured, and (4) may not be cancelled or modified except with the prior written consent of Buyer.

3.24            Intellectual Property.

(a)            Schedule 3.24(a) sets forth a complete and correct list and summary description of all of the Intellectual Property, together with a complete list of all licenses granted by or to Seller with respect to any of the Intellectual Property.

(b)            Except as set forth on Schedule 3.24(b): (i) to the Knowledge of Seller, the Intellectual Property is valid and enforceable, and Seller has the sole and full right, title and interest to the Intellectual Property, free and clear of all Encumbrances, including claims or rights of employees, agents, consultants or other Persons involved in the development or creation of the Intellectual Property; (ii) with regard to Intellectual Property to which Seller holds rights as a licensee, Seller has the valid right to use such Intellectual Property in the Business; and (iii) to the Knowledge of Seller, none of the Intellectual Property is dependent upon any other intellectual property in order to freely operate or be utilized in the manner heretofore utilized by Seller in the Business.

(c)            Except as set forth on Schedule 3.24(c), Seller has not received any written notice of any violation that Seller is violating, infringing, diluting or misappropriating, and to the Knowledge of Seller it has not violated, infringed, diluted or misappropriated the rights or property of any other Person in any trademark, trade name, service mark, copyright, mask work, trade secret, know-how, patent, software, or other intangible property right or asset, or conducted any acts of unfair competition. To the Knowledge of Seller, no Person is violating, infringing, diluting or misappropriating any right, title or interest of Seller with respect to the Intellectual Property. Seller has not taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Intellectual Property, and Seller has not received any written notice challenging Seller’s ownership or use of, or the validity or enforceability of any of the Intellectual Property. Schedule 1.1(j) sets forth a complete and correct list of all of the agreements that Seller has with any of its employees, officers and/or consultants related to (i) the assignment of intellectual property rights to Seller or (ii) the creation of any intellectual property rights.

3.25            Prepayments and Deposits. Schedule 3.25(a) sets forth a true, correct and complete list of all prepayments and deposits, which have been received by Seller as of the Closing Date, from customers for products to be shipped, or services to be performed, after the Closing Date. Schedule 3.25(b) sets forth a true, correct and complete list of all prepaid expenses of Seller (“Prepaid Expenses”).

3.26            Customers and Suppliers.

(a)            Customers. Schedule 3.26(a) lists, with respect to (i) the 9-month period ended September 30, 2022 and (ii) the year ended December 31, 2021, the ten (10) largest customers (by dollar volume) of Seller during each such period (showing the dollar volume for each) (the Persons required to be so scheduled, the “Material Customers”). Seller does not have any outstanding material disputes concerning its products and/or services with any Material Customer. Seller has not received any written notice from any Material Customer stating that such Material Customer has or intends to, terminate, cease or significantly modify the volume or amount of, or pricing of, its business or the types of services or products or margin on services or products in connection with the Business.

(b)            Suppliers. Schedule 3.26(b) lists, with respect to (i) the 9-month period ended September 30, 2022 and (ii) the year ended December 31, 2021, the ten (10) largest suppliers (by dollar volume) of Seller during each such period (showing the dollar volume of each) (the Persons required to be so scheduled, together with any supplier who represents the sole supplier to Seller of any type of material or service, the “Material Suppliers”). Seller does not have any outstanding material disputes concerning its products and/or services with any Material Supplier. Seller has not received any written notice from any Material Supplier stating that such Material Supplier has or intends to, terminate, cease, or significantly modify the volume or amount of, or pricing of, its business or the types of services or products or margin on services or products in connection with the Business.

3.27            No Broker’s or Finder’s Fees. No agent, broker, investment banker or other Person is or will be entitled to receive from Seller any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

3.28            Privacy and Data Security.

(a)            Seller is, and has been at all times, in compliance in all material respects with all Data Protection Requirements, and no written claims have been received by, and no written claims, charges or complaints have been made or, to the Knowledge of Seller, Threatened against, Seller alleging a violation of any Data Protection Requirements, and Seller has not been subject to any governmental investigation with regard to any Data Protection Requirements. Seller maintains internal privacy policies relating to the use, collection, storage, disclosure and transfer of any Personal Data collected by it or by third parties having authorized access to the records of the Seller. To the Knowledge of Seller, the consummation of the Transactions will not violate any privacy policy, terms of use, Legal Requirements, or contractual obligation relating to the use, dissemination, or transfer of any data or information.

(b)            Seller has implemented and maintains technical, physical, and administrative measures reasonable and appropriate to protect the operation, confidentiality, integrity, and security of all Personal Data and other confidential information processed by Seller and the information technology systems of Seller, including against unauthorized access, acquisition, interruption, alternation, modification, use, or other compromise of such information or systems (“Security Incident”) and which measures are consistent with industry practices. Except as set forth on Schedule 3.28(b), since the Reference Date, (i) Seller, or any third party acting on its behalf, experienced any Security Incident, (ii) Seller notified any consumer or regulator of any Security Incident or other unauthorized processing of Personal Data, or (iii) there been any other unauthorized or accidental acquisition or disclosure of material non-public computerized data of Seller that has compromised the security, confidentiality or integrity of any such information. To the Knowledge of Seller, there are no cyber security or other vulnerabilities with respect to its systems, and Seller has not been notified by any third party (including by “white hat” hackers) of any such vulnerabilities, that (i) are unpatched or otherwise unresolved and (ii) could (A) adversely impact the operation of the systems or (B) cause a Security Incident.

3.29            Information Technology. Except as set forth on Schedule 3.29, the computers and other information technology infrastructure and assets used by Seller (collectively, the “IT Assets”) operate and perform as is necessary to conduct the business of Seller in the manner in which it is currently being conducted. Since the Reference Date, Seller has not budgeted for or approved any capital expenditures for material upgrades or replacements of the IT Assets that have not been completed prior to Closing. The IT Assets do not contain any “virus,” “spyware,” “malware,” “worm,” “Trojan horse” (as such terms are commonly understood in the software industry), disabling codes or instructions, or other similar code or software routines or components that are intended to (i) delete, disable, interfere with, perform unauthorized modifications to, or provide unauthorized access to any software, system, network, or device or (ii) damage or destroy data or files, and none of the IT Assets contain any material defects, bugs or design or programming errors. Seller has established, implemented and tested backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards, and sufficient to reasonably maintain its business and operations. Except as set forth on Schedule 3.29, to the Knowledge of Seller, no Person has obtained unauthorized access to or use of the IT Assets in a manner that has adversely affected Seller or that violates any applicable Legal Requirements. Seller has sufficient rights to use all IT Assets and to the Knowledge of Seller such rights will not terminate or materially change as a result of the Transactions. None of the IT Assets have malfunctioned, failed or experienced any continued substandard performance in the past 24 months that has caused material harm or material disruption to the business or operations of Seller.

3.30        Certain Payments. Seller has not, and no Owner, manager, officer, employee, agent, representative or other Person associated with or acting for or on behalf of Seller has (a) directly or indirectly made any contribution, gift, bribe, kickback or other payment (including any political contribution with corporate funds, any payment from corporate funds not recorded on the books and records of Seller, any payment from corporate funds that was falsely recorded on the books and records of Seller, any payment from corporate funds to governmental officials for improper purposes or payments from corporate funds to obtain or retain business) to any Person, regardless of form whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained for or in respect of Seller or any Affiliate, or (iv) or in any other manner or for any other purpose that violates applicable Legal Requirements or which is otherwise illegal, or (b) established or maintained any fund or asset which has not been recorded in the books and records of Seller.

3.31        Disclosures. Neither this Agreement nor any certificates made or delivered by Seller in connection herewith contains any untrue statement of a material fact or omits to state a material fact known to Seller and necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. Seller has made available to Buyer and its Affiliates all documents in the data room maintained by or on behalf of Seller.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE OWNERS

Each Owner, severally and not jointly, represents and warrants to Buyer that the statements contained in this ARTICLE IV are true and correct:

4.1          Organization and Authority. Such Owner is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Owner has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

4.2          Authority Relative to Agreement. Such Owner has the full right, power, and legal authority to execute and deliver this Agreement. Subject to the satisfaction of the conditions set forth herein, such Owner has the full right, power and legal authority to perform this Agreement and to consummate the Transactions. The execution, delivery and performance by such Owner of this Agreement and each Transaction Document have been duly authorized by all necessary action on behalf of such Owner. No Proceeding on the part of such Owner is required for or in connection with such Owner’s execution and delivery of this Agreement. This Agreement has been duly executed and delivered by such Owner, and is a valid and binding agreement of such Owner, enforceable against such Owner in accordance with its terms, except as such enforcement is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (b) general principles of equity.

4.3          Consents and Approvals. Except as set forth on Schedule 4.3, and except where consents may be required under a Contract, Permit, or License, but Buyer has determined that such consent will not be obtained prior to Closing as set forth on Schedule 4.3, no consent, approval, order, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by such Owner in connection with the authorization, execution, delivery and performance by such Owner of this Agreement and the Transaction Documents, or the consummation by such Owner of the transactions contemplated hereby and thereby.

4.4          No Violations. The execution, delivery and performance by such Owner of this Agreement and the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not directly or indirectly: (a) violate or conflict with any Legal Requirement; (b) conflict with or violate any provision of the Organizational Documents of such Owner; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under or give rise to a right of termination, cancellation or acceleration of any agreement to which such Owner is a party or by which it is bound.

4.5          Compliance With Laws. Such Owner has not violated, and is not in violation of, any Legal Requirements that would impose any Liability on Seller or the Business.

4.6          Litigation. Such Owner is not subject to any Order that would prevent, delay, or make illegal the Transactions. There are no material Proceedings pending or to the knowledge of such Owner, Threatened against, involving, affecting or relating to such Owner before any arbitrator or Governmental Authority that would prevent, delay, or make illegal the Transactions.

4.7          No Broker’s or Finder’s Fees. No agent, broker, investment banker or other Person is or will be entitled to receive from such Owner any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE V are true and correct:

5.1          Organization and Authority. Buyer is a corporation, duly organized and validly existing under the laws of the State of Ohio. Buyer has all requisite power and authority to carry on its business as now being conducted and to own, lease and operate its properties and assets as now owned, leased or operated, and to perform all its obligations under the agreements and instruments to which it is a party or by which it is bound.

5.2          Authority Relative to Agreement. Buyer has the full right, power, and legal authority to execute and deliver this Agreement. Subject to the satisfaction of the conditions set forth herein, Buyer has the full right, power and legal authority to perform this Agreement and to consummate the Transactions. The execution, delivery and performance by Buyer of this Agreement and each Transaction Document have been duly authorized by all necessary action on behalf of Buyer. No Proceeding on the part of Buyer is required for or in connection with Buyer’s execution and delivery of this Agreement. This Agreement has been duly executed and delivered by Buyer, and is a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, except as such enforcement is subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting creditors’ rights, and (b) general principles of equity.

5.3          Consents and Approvals. No consent, approval, order, or authorization of, or registration, declaration or filing with, or notice to, any Governmental Authority or other Person is required to be made or obtained by Buyer in connection with the authorization, execution, delivery and performance by Buyer of this Agreement and the Transaction Documents, or the consummation by Buyer of the transactions contemplated hereby and thereby.

5.4          No Violations. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby will not directly or indirectly: (a) violate or conflict with any Legal Requirement; (b) conflict with or violate any provision of the Organizational Documents of Buyer; or (c) require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under or give rise to a right of termination, cancellation or acceleration of any agreement to which Buyer is a party or by which it is bound.

5.5          Litigation. Buyer is not subject to any Order that would prevent, delay, or make illegal the Transactions. There are no material Proceedings pending or to the knowledge of Buyer, Threatened against, involving, affecting or relating to Buyer before any arbitrator or Governmental Authority.

5.6          No Broker’s or Finder’s Fees. Except for Bank of America, agent, broker, investment banker or other Person is or will be entitled to receive from Buyer any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

5.7          No Other Representations. Buyer and its Affiliates (a) have had access to and the opportunity to review all of the documents made available to them in the data room maintained by or on behalf of the Seller, and (b) have been afforded access to the books and records, facilities and officers, directors, employees and other representatives of the Seller for purposes of conducting a due diligence investigation with respect thereto. Buyer and its Affiliates have each conducted to their satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Seller, and, in making its determination to proceed with the transactions contemplated by this Agreement, Buyer and its Affiliates have relied solely on the results of such independent investigation and verification and on the representations and warranties set forth in ARTICLE III and ARTICLE IV of this Agreement and in the other Transaction Documents. Except for the representations and warranties of the Seller Parties set forth in the Transaction Documents, Buyer has not relied on (and expressly disclaims reliance on) any other representations or warranties of any kind or nature, whether written or oral, express or implied (including, for the avoidance of doubt, relating to quality, quantity, condition, merchantability, fitness for a particular purpose or conformity to samples) as to any matter concerning the Seller Parties. Without limiting the generality of the foregoing, it is understood and agreed by Buyer, on behalf of itself and its Affiliates, that, absent Actual Fraud, (i) any cost estimate, projection or other prediction, any data, any financial information or any memoranda or offering materials or presentations provided by the Seller Parties or their respective representatives are not, and shall not be deemed to be or to include, representations or warranties except to the extent explicitly set forth therein or in any Transaction Document, (ii) any representation or warranty set forth in a Transaction Document is made by (and only by) the applicable Seller Party and no other Seller Party unless such representation or warranty explicitly provides otherwise, and (iii) it has not relied on any such cost estimate, projections or other prediction, and such data, any financial information or any such “data rooms,” memoranda or materials.

5.8          Disclosures. Neither this Agreement nor any certificates made or delivered by Buyer in connection herewith contains any untrue statement of a material fact or omits to state a material fact known to Buyer and necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made.

ARTICLE VI.
ADDITIONAL COVENANTS AND AGREEMENTS

6.1          Certain Employee Matters.

(a)            For purposes of this Agreement, the term “Active Employees” shall mean all employees employed on or immediately prior to the Closing Date in the Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave. Schedule 6.1(a) sets forth a complete list of all employees currently on military leave, or who have returned from a period of military leave within the last six (6) years.

(b)           As of January 1, 2023, Buyer shall offer employment to all employees listed on Schedule 6.1(b) (“Hired Active Employees”) that have remained Hired Active Employees at all times from the Closing until the close of business on December 31, 2022. Effective as of the close of business on December 31, 2022, Seller will terminate the employment of all of the Hired Active Employees. Nothing contained in this Section 6.1(b) is intended to confer upon any of the Hired Active Employees any right to continued employment.

(c)            Nothing contained in this Agreement expresses an intention of Buyer to employ any Hired Active Employee, or any other employee, for any fixed term or duration or upon any terms or conditions other than those that Buyer may establish, and employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and applicable Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees at any time or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(d)            Buyer shall not assume or continue any Seller Plan or have any responsibility or liability whatsoever with respect to any Seller Plan.

(e)            Seller shall be solely responsible for providing continuation health coverage as described in Section 4980B of the Code (“COBRA”) for any employees of Seller who do not become Hired Active Employees and their covered eligible dependents and for any former employees of Seller and their covered eligible dependents who are “M&A qualified beneficiaries” within the meaning of United States Treasury Regulation Section 54.4980 B-9 as of the Closing Date only, and Buyer shall be solely responsible for all such matters arising after the Closing Date.

(f)            The Parties acknowledge and agree that nothing set forth in this Section 6.1 shall entitle any Seller employee to any third-party beneficiary rights under this Agreement.

(g)           Seller shall not take any action or inaction on its own which causes a violation of the Workers Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.

6.2          Continued Existence; Change of Name. All uses of the Assumed Names, and any derivations thereof, are being transferred to Buyer hereunder as part of the Assets. Seller agrees that they will not take any action that reasonably could be expected to affect adversely Buyer’s right to such names or cause confusion with respect to Buyer’s or its Affiliates’ use of such names. All goodwill with respect to the use of the names will inure to the benefit of Buyer, and Seller nor any of its Affiliates will have any rights to sue or recover against any Person with respect to the use of such names. Immediately following the Closing, Seller shall coordinate with Buyer to file all required documents with the applicable Governmental Authorities to (i) change Seller’s name to a new name bearing no resemblance to the names being assigned to Buyer hereunder so as to make such names available to Buyer and (ii) withdraw any applications for use of any dba or other assumed name in each jurisdiction in which Seller has filed for the right to use such name(s). From and after the Closing, Seller will not, nor permit any of its Affiliates to, use any legal name, assumed name or other name in which they conduct any business that contains any of the Assumed Names or the name of Buyer (or any similar names or words).

6.3          Sales or Use Tax. Any sales, use, transfer or other similar tax, if any, due in connection with the sale of the Assets or otherwise, in connection with the Transactions shall be reported and paid solely by Seller. Seller shall be solely responsible to accurately prepare, properly complete and timely file with the appropriate Governmental Authorities all necessary reports or Tax Returns and timely pay all amounts due concerning all sales tax to be paid arising out of the Transactions.

6.4          Accounts Payable. Seller shall ensure that none of the accounts payable of Seller are delinquent as of the Closing (as determined in accordance with the terms of such accounts payable).

6.5          Insurance. The Seller Parties shall maintain in full force and effect the Continuum Policy as described in Section 3.23(c), and the Seller Parties shall be responsible for all costs associated with maintaining the Continuum Policy.

6.6          Collection of Accounts Receivable; Inventory.

(a)            After the Closing Date, Seller shall cooperate with Buyer in the collection of the Accounts Receivable as conducted by Seller before, and by Buyer from and after, the Closing Date and if Seller receives a check or other payment on any Accounts Receivable, Seller shall promptly, and within any event not more than three (3) Business Days after the receipt thereof, transmit the check or other payment to Buyer, and Buyer is hereby authorized to endorse the check, in the name of Seller if necessary, and to deposit the check to Buyer’s account.

(b)            Buyer shall provide to Seller a report (the “Collection Report”) of the results of Buyer’s efforts to collect the Accounts Receivable following the end of the 120-day period from and after the Closing Date (the “Collection Period”). If any portion of the Accounts Receivable has not been fully collected by Buyer during the Collection Period, Seller shall pay to Buyer by wire transfer of immediately available funds within five (5) Business Days of receipt of the Collection Report an amount equal to the difference between the dollar amount of the Accounts Receivable reflected on Schedule 3.9 and the actual amount of the Accounts Receivable collected by Buyer during the Collection Period. To the extent that Buyer receives a payment against an Account Receivable during the Collection Period, such payment shall be allocated to the then outstanding oldest invoice of such debtor. Notwithstanding the preceding sentence, no payment shall be allocated to any invoice if such debtor has notified Buyer or Seller in writing that it is contesting such invoice. For any Account Receivable for which a payment is made by Seller to Buyer hereunder, Buyer shall assign such Account Receivable to Seller upon receipt of said payment; provided that Seller shall not take any collection or enforcement action with respect to any such Account Receivable owed by a Material Customer without Buyer’s consent (which shall not be unreasonably withheld).

6.7          Apportionment of Taxes. Any personal property, ad valorem, use and intangible Taxes and assessments, with respect to the Assets (collectively, “Charges”) shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller and Buyer as of the Closing Date. Seller shall be responsible for the payment of that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date. Within ninety (90) days after the Closing, Buyer shall present a statement to Seller (on behalf of Seller) setting forth the amount of their share of any Charges, including a statement of any reimbursement to which a Seller is entitled from Buyer under this Section 6.7. If such bill relates solely to a period ending on or prior to the Closing Date and is received by Buyer, Buyer shall promptly deliver such bill to Seller (of behalf of Seller) which shall pay the same to the appropriate Governmental Authority. If such bill also includes the period ending after the Closing Date, the Party receiving such bill shall promptly deliver such bill to the other Party and Seller shall remit, prior to the due date of assessment, to Buyer payment only for the proportionate amount of such bill that is attributable to a period ending on or prior to the Closing Date. If either Buyer or Seller shall make a payment for which it is entitled to reimbursement under this Section 6.7, the Party that is liable for such payment pursuant to this Section 6.7 shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting Party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement. Any Tax refunds, credits or overpayments attributable to any Charges shall be apportioned between Buyer and Seller in accordance with the apportionment provided in this Section 6.7. Any reimbursement by one Party to any other Party shall be treated as adjustments to the Purchase Price.

6.8          Ordinary Product Warranty Claims. Buyer agrees to administer the Ordinary Product Warranty Claims pursuant to Seller’s standard product warranties identified on Schedule 6.8 in substantially the manner set forth in such warranty. Buyer shall send Seller an invoice for any such warranty work or replacement of product and, provided such work or replacement was done in accordance with the conditions set forth in this Section 6.8, Seller shall remain economically responsible for all reasonable costs and expenses of Buyer for such repair work and/or replacement products for such Ordinary Product Warranty Claims (it being understood that all costs and expenses required or reasonably anticipated in order to administer the warranties described in Schedule 6.8 in accordance with their terms shall be deemed reasonable).

6.9          Application for Tax Release Certificate. No later than 10 days after the Closing Date, Seller shall submit a complete, correct, and signed Application for Tax Release Certificate to the Ohio Department of Taxation. Seller shall take all reasonable action to obtain a Tax Release Certificate within 120 days after the Closing Date.

ARTICLE VII.
INDEMNIFICATION

7.1          Indemnification by the Seller Parties. Subject to the other provisions set forth in this ARTICLE VII, the Seller Parties, jointly and severally, hereby agree to indemnify and hold harmless Buyer, its Affiliates, and their respective managers, officers, directors, employees, shareholders, members, Affiliates, partners, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (Buyer and such Persons are collectively referred to as the “Buyer’s Indemnified Persons”) from and against, each and every Loss paid, imposed on or incurred by the Buyer’s Indemnified Persons, relating to, resulting from or arising out of, or any claim by any third party regarding, (a) any inaccuracy in any representation or warranty of a Seller Party under this Agreement or any other Transaction Document to which a Seller Party is a party, other than any real property lease or the TSA, (b) any breach or non-fulfillment of any covenant, agreement or other obligation of a Seller Party under this Agreement or any other Transaction Document to which a Seller Party is a party, other than any real property lease or the TSA, (c) the ownership, management or operation of the Assets or the Business, or any condition in existence with respect to the Assets or the Business, including any Environmental Claims, existing on or prior to the Closing Date, or any products manufactured or sold by Seller prior to the Closing Date, excluding any Assumed Liabilities, (d) any Excluded Liability or Excluded Asset, (e) any matter set forth on Schedule 7.1(e), (f) any Indebtedness of a Seller Party or any Seller Expense, (g) any Claim or dispute with respect to the allocation of payment among the Seller Parties of any payments to be made pursuant to the terms of this Agreement or any other Transaction Document, or (h) a Seller Party’s Actual Fraud. The indemnification obligations of the Seller Parties under this ARTICLE VII shall survive the Closing, subject to Section 7.3(a). Notwithstanding the foregoing, in the event of a breach of Article IX by a Seller Party, any claim for indemnification hereunder shall be brought against the Seller Party that committed the breach, and shall not be brought against the other Seller Parties.

7.2          Indemnification by Buyer. Subject to the other provisions set forth in this ARTICLE VII, Buyer hereby unconditionally, absolutely and irrevocably agrees to indemnify and hold harmless the Seller Parties, their Affiliates, and their respective managers, officers, directors, employees, shareholders, members, Affiliates, partners, counsel, agents, contractors, successors, assigns, heirs and legal and personal representatives (Seller Parties and such Persons are collectively referred to as the “Seller’s Indemnified Persons”) from and against, each and every Loss paid, imposed on or incurred by Seller’s Indemnified Persons, directly or indirectly, relating to, resulting from or arising out of, or any claim by any third party regarding, (a) any inaccuracy in any representation or warranty of Buyer under this Agreement or any other Transaction Document to which Buyer is a party, other than any real property lease or the TSA, (b) any breach or nonfulfillment of any covenant, agreement or other obligation of Buyer under this Agreement or any other Transaction Document to which Buyer is a party, other than any real property lease or the TSA, (c) any Assumed Liability, (d) the ownership, management or operation of the Assets or the Business, or any condition in existence with respect to the Assets or the Business, including any Environmental Claims, arising after the Closing Date, or any products manufactured or sold by the Buyer on or after to the Closing Date, excluding any Excluded Liabilities and except for claims for which any Buyer’s Indemnified Person is entitled to indemnification under Section 7.1, (e) Buyer’s Actual Fraud, or (f) any action or inaction on the part of Buyer which causes a violation of the WARN Act or any similar state or local Legal Requirement. The indemnification obligations of the Buyer under this ARTICLE VII shall survive the Closing, subject to Section 7.3(a).

7.3          Other Provisions Regarding Indemnification.

(a)            Survival. Except with respect to a Seller Party’s Actual Fraud and as provided in this Section 7.3(a), no Seller Party shall have an indemnification obligation under Section 7.1(a) unless a Buyer’s Indemnified Person provides written notice of a claim thereunder to Seller on or prior to the date that is fifteen (15) months from the Closing Date. If a written notice of a claim for indemnity is timely given hereunder, the Indemnifying Person shall continue to have the obligations as provided in this ARTICLE VII. Notwithstanding anything to the contrary herein, the Fundamental Representations and the Special Representations (defined below), and the indemnification obligations relating to the Fundamental Representations and the Special Representations shall survive the Closing until the date that is sixty (60) days after the expiration of all relevant statutes of limitations pursuant to which a third party could bring a claim against a Buyer’s Indemnified Person relating to a matter represented in such Fundamental Representation or Special Representation, subject to the claim hereunder. For purposes of this Agreement, the following shall be considered Special Representations: Sections 3.16 (Employee Benefits) and 3.18 (Environmental), (each of the foregoing a “Special Representation” or the “Special Representations”).

(b)            Other Provisions Regarding Liability of the Seller Parties. Notwithstanding anything herein to the contrary, no Buyer’s Indemnified Person shall be entitled to seek indemnification from a Seller Party pursuant to Section 7.1(a) for Losses (other than with respect to any breach of, or inaccuracy in, any of the Fundamental Representations or with respect to Actual Fraud) for which indemnification would (but for the limitation of this sentence) be required to be paid by the Seller Parties under ARTICLE VII unless and until such Losses exceed (i) $10,000 individually (the “Individual Loss Threshold”) and (ii) $100,000.00 in the aggregate (the “Aggregate Loss Threshold”), after which, the Seller Parties shall be liable for all Losses in excess of the Loss Threshold for which indemnification is required to be paid hereunder. The aggregate amount of all Losses for which the Seller Parties shall be liable in the aggregate pursuant to Section 7.1(a) shall not exceed $6,900,000 (the “Cap”), other than with respect to the Fundamental Representations in which case the Seller Parties’ liability for Losses shall not exceed the Closing Payment, and other than with respect to the Special Representations in which case Seller’s liability for Losses shall not exceed $9,200,000. In this ARTICLE VII, for the purposes of calculating the amount of Losses directly caused thereby, all Materiality Qualifications contained in such representations and warranties or such certificates shall be disregarded.

(c)            Direct Claims. Any claim by an Indemnified Person on account of a Loss which does not result from a Claim governed by Section 7.4 (a “Direct Claim”) shall be asserted by the Indemnified Person giving the Indemnifying Person written notice thereof describing the Direct Claim in reasonable detail and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Person. The Indemnifying Person shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Person does not so respond within such thirty (30)-day period, the Indemnifying Person shall be deemed to have accepted such claim. If an objection is timely objected to by the Indemnifying Person, then the Indemnified Person and the Indemnifying Person shall discuss such objection in good faith for a period of thirty (30) days from the date the Indemnified Person receives such objection (such period, or such longer period as agreed in writing by the Indemnified Person and the Indemnifying Person, is hereinafter referred to as the “Discussion Period”), and all such discussions (unless otherwise agreed by the Indemnified Person and the Indemnifying Person) shall be governed by Rule 408 of the Federal Rules of Evidence and any applicable similar Legal Requirement. If such Direct Claim has not been resolved prior to the expiration of the Discussion Period, the Indemnifying Person and the Indemnified Person may submit the dispute for resolution to a court of competent jurisdiction in accordance with Section 10.7 and each will be free to pursue such remedies as may be available to them on the terms and subject to the provisions of this Agreement.

(d)            Escrow; Manner of Payment. The Indemnity Escrow Amount shall be held in the Escrow Fund pursuant to the terms of the Escrow Agreement and shall not be subject to any Encumbrances of Buyer or its Affiliates or the Seller Parties or their Affiliates. Any interest accrued with respect to the Indemnity Escrow Amount (if any) shall accrue for the benefit of Seller. If any Buyer’s Indemnified Person is entitled to indemnification pursuant to Section 7.1, the amount of Losses for which such Buyer’s Indemnified Person is entitled to indemnification shall be paid first from the Indemnity Escrow Amount in accordance with the terms of the Escrow Agreement. Any funds in the Indemnity Escrow Amount not so used shall be distributed to Seller in accordance with this Agreement and the Escrow Agreement. Following any such distribution, or in the event that the Indemnity Escrow Amount is insufficient to satisfy all indemnification claims made pursuant to Section 7.1 and finally determined as set forth herein, the Seller Parties shall be liable to the Buyer’s Indemnified Persons for the amount of any Losses pursuant to Section 7.1, subject to the limitations set forth in this ARTICLE VII. Any indemnification payment pursuant to this ARTICLE VII shall be effected by wire transfer of immediately available funds from (or on behalf of) the Escrow Agent or the Seller Parties, as applicable, to an account designated by the Buyer’s Indemnified Person within five (5) Business Days after the determination thereof; provided, however, to the extent that any Losses for which a Buyer’s Indemnified Person is entitled to recover indemnification payments pursuant to this ARTICLE VII are derived from corresponding Losses that were incurred by Buyer, any indemnification payments in respect of such Losses, whether paid by the Escrow Agent or the Seller Parties, shall be paid directly to Buyer. Any Losses equally incurred by Buyer and another Buyer’s Indemnified Person shall be considered to have been incurred by Buyer. In the event of a conflict between the Escrow Agreement and this Agreement, the terms of this Agreement shall govern. Within five (5) Business Days after the date that is six (6) months following the Closing Date, one-third (1/3) of the Indemnity Escrow Amount shall be released to Seller provided that at that time there is at least one-third (1/3) of the Indemnity Escrow Amount remaining in the Escrow Fund that is not subject to an unresolved indemnification claim made by Buyer pursuant to Section 7.1. As promptly as practicable after the date that is fifteen (15) months following the Closing Date, the remaining amount of the Indemnity Escrow Amount, minus any amounts in respect of any pending claims for indemnification by the Buyer’s Indemnified Persons, shall be released to Seller. Promptly following resolution of all pending claims for indemnification by the Buyer’s Indemnified Persons, any amounts remaining in the Escrow Fund retained under the Escrow Agreement pursuant to the prior sentence (if any) shall be released in accordance with the terms of the Escrow Agreement.

(e)            Disclaimer of Certain Damages. Notwithstanding anything contained herein to the contrary, (i) with respect to Direct Claims, no Party shall be liable to any other Party for any consequential (except to the extent such damages were a reasonably foreseeable consequence of the underlying act), incidental, indirect, special, exemplary, or punitive damages, or diminution in value or reduction in value based on multiple of earnings, of such other Party, and (ii) with respect to Claims other than Direct Claims, no Party shall be liable to any other Party for any special, exemplary, or punitive damages of such other Party solely to the extent that such damages arise solely from the actions or omissions of such other Party.

(f)             Indemnity Payment Adjustments. Any indemnification payment pursuant to ARTICLE VII in respect of any claim shall be reduced by an amount equal to the difference of (x) any insurance proceeds actually received by the applicable Indemnified Person in respect of such claim, minus (y) such Indemnified Person’s actual costs and expenses related to pursuing any related insurance claims. The Buyer’s Indemnified Persons or the Seller’s Indemnified Persons, as applicable, shall use commercially reasonable efforts (which shall not include commencing litigation or incurring material out-of-pocket costs or expenses, including any increase in insurance premiums) to pursue recovery for Losses in excess of $100,000 under any available insurance coverage, and to take reasonable steps to mitigate Losses to the extent required by applicable law. Furthermore, any indemnity payment made by an Indemnifying Person to an Indemnified Person pursuant to ARTICLE VII in respect of any claim shall be (X) reduced by an amount equal to the income tax benefits, if any, attributable to such claim, and (Y) increased by an amount equal to the income taxes, if any, attributable to such claim or the receipt of such indemnity payment, but only to the extent such tax benefits are actually realized or such income taxes are actually paid, in each case as determined by such Indemnified Person’s auditors or accountants.

(g)            No Duplicity of Damages. No Indemnified Person shall be entitled to recover any Losses relating to any matter arising under one provision of this Agreement to the extent that such party has actually recovered Losses with respect to such matter pursuant to other provisions of this Agreement (including Losses actually recovered under Section 2.3). Losses shall not include any duplicity of damages based on any claim for Losses by more than one Indemnified Person for an indemnifiable event under Section 7.1 or Section 7.2 (e.g., a parent entity is not entitled to recover Losses incurred by its subsidiary entity to the extent such subsidiary entity has actually recovered such Losses); provided, that the foregoing shall not limit the number of Indemnified Parties that may be entitled to recover Losses in connection with the same underlying indemnifiable event.

(h)            Claims Covered. Notwithstanding any other provision of this Agreement or any Transaction Document to the contrary, no Buyer’s Indemnified Persons shall unreasonably make an indemnification claim under Section 7.1(c) or 7.1(d) if it is readily apparent that such claim (and the subject matter from which such claim arises or is related) would be properly made under Section 7.1(a) based on any representation or warranty made by a Seller Party anywhere in ARTICLE III or ARTICLE IV (and the existence of an inaccuracy or breach (or the accuracy or non-breach) of any such representation or warranty shall be determined specifically by the terms and provisions applicable to ARTICLE III or ARTICLE IV, as applicable).

7.4          Third-Party Claims.

(a)            A Person entitled to indemnification hereunder (an “Indemnified Person”) with respect to a third-party claim will give the Party or Parties required to provide such indemnification (the “Indemnifying Person”) prompt written notice of any Proceeding, claim or demand instituted by any third party (in each case, a “Claim”) in respect of which the Indemnified Person is entitled to indemnification hereunder describing the third party claim in reasonable detail and indicating the amount (estimated, if necessary and to the extent reasonably feasible) of the Loss that has been or may be suffered by the Indemnified Person; provided, that the failure of the Indemnified Person to provide such notice to the Indemnifying Person shall not affect the indemnification requirements set forth herein except to the extent that (and only to the extent that) the Indemnifying Person has been materially and adversely prejudiced thereby. If the Indemnifying Person provides written notice to the Indemnified Person stating that the Indemnifying Person is responsible for the entire Claim within fifteen (15) days after the Indemnifying Person’s receipt of written notice from the Indemnified Person of such Claim, the Indemnifying Person shall have the right, at the Indemnifying Person’s expense, to defend against, negotiate, settle or otherwise deal with such Claim and to have the Indemnified Person represented by counsel, reasonably satisfactory to the Indemnified Person, selected by the Indemnifying Person; provided, that (i) the Indemnified Person may participate in any proceeding with counsel of its choice at its sole expense and subject to the Indemnifying Person’s right to control the defense thereof, (ii) Buyer, at any time when it reasonably believes in good faith that any Claim is having or could reasonably be expected to have a Material Adverse Change on the business or assets, affairs, condition (financial or otherwise) or prospects of Buyer or any of its Affiliates, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (iii) Buyer, at any time when it reasonably believes in good faith that the amount of the Claim is reasonably likely to exceed the indemnification obligations of the Seller Parties as set forth in this ARTICLE VII, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (iv) Buyer, at any time when it reasonably believes in good faith that a Claim relates to or arises in connection with any criminal proceeding, indictment or investigation, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (v) Buyer, at any time when in Buyer’s reasonable judgment a conflict of interest exists between the Indemnifying Person and the Indemnified Person that precludes effective joint representation, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (vi) Buyer, at any time in which injunctive relief is sought with respect to Buyer, its assets or its business as part of the Claim, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, (vii) Buyer, at any time in which a Claim involves a Material Customer or Material Supplier, may assume the defense and otherwise deal with such Claim with counsel of its choice, and be fully indemnified therefor, and (viii) the Indemnified Person may take over the defense and prosecution of a Claim from the Indemnifying Person if the Indemnifying Person has failed or is failing to vigorously prosecute or defend such Claim; and provided, further, that the Indemnifying Person may not enter into a settlement of any Claim without the written consent of the Indemnified Person unless such settlement provides the Indemnified Person with a full release from such Claim and requires no more than a monetary payment for which the Indemnified Person is fully indemnified. If notice is given to an Indemnifying Person of the assertion of any Claim and the Indemnifying Person does not, within twenty (20) days after the Indemnified Person’s notice is given, give written notice to the Indemnified Person of its election to assume the defense of such Claim, the Indemnifying Person will be bound by any determination made in such Claim or any compromise or settlement effected by the Indemnified Person. Notwithstanding any provision of this Agreement to the contrary, each Seller Party hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a Claim is brought against any Buyer’s Indemnified Person for purposes of any Claim that a Buyer’s Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agrees that process may be served on such Seller Party with respect to such a Claim anywhere in the world.

(b)           With respect to any Claim subject to indemnification under this ARTICLE VII: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Claim and any related Proceedings (including copies of all pleadings, notices and material correspondence) at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Claim. With respect to any Claim subject to indemnification under this ARTICLE VII, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each Party agrees that: (i) it will use its best efforts, in respect of any Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable Legal Requirements and rules of procedure), and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

7.5          Right of Offset. Without limiting any other rights or remedies available to them, Buyer shall be entitled to offset any claim for a Loss of a Buyer’s Indemnified Person once a Loss is agreed to by the Indemnifying Person or is finally adjudicated by a court of competent jurisdiction to be payable pursuant to this Agreement (an “Indemnifiable Loss”) against payments due and payable to any Seller Party under any Transaction Document or any other agreement between Buyer, on the one hand, and any Seller Party, on the other hand, other than any real property lease.

7.6          Inconsistent Provisions. The provisions of this ARTICLE VII shall govern and control over any inconsistent provisions of this Agreement, including any exculpatory or non-recourse provisions. For avoidance of doubt, any determination of amounts for purposes of calculating a payment under Section 2.3 including any component of Net Working Capital, shall not be binding upon the Parties for purposes of this ARTICLE VII.

7.7          Subrogation to Indemnity Rights.

(a)            If Seller fails to perform its obligations under this ARTICLE VII, Buyer shall be subrogated to any rights Seller may have under any rights of contribution or indemnity from the Owners, tenants or other occupants or users of the Assets, or any other Person relating to the matters covered by this ARTICLE VII.

(b)           If an Indemnifying Person makes an indemnification payment to an Indemnified Person with respect to any Loss for which a third party has an indemnification obligation with respect to such Indemnified Person (an “Alternative Indemnitor”), then such Indemnifying Person will be subrogated to all related rights and remedies of such Indemnified Person with respect to such Loss, solely with respect to (i) such Alternative Indemnitor, (ii) the event giving rise to such Alternative Indemnitor’s indemnification obligation, and (iii) solely with respect to amounts actually paid by such Indemnifying Person to such Indemnified Person. Promptly following such Indemnifying Person’s request, such Indemnified Person will take all reasonably necessary, proper or desirable actions (including the execution and delivery of any document reasonably requested) to accomplish the foregoing.

7.8          Intentionally Omitted.

7.9          Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnity payment made pursuant to this ARTICLE VII as an adjustment to the Purchase Price for all income tax purposes.

7.10        Payments. Once a Loss is agreed to by the Indemnifying Person or finally adjudicated by a court of competent jurisdiction to be payable pursuant to this Agreement, the Indemnifying Person shall satisfy its obligations within ten (10) Business Days of such final non-appealable adjudication by wire transfer of immediately available funds (or by release of funds from the Escrow Fund, as applicable). The Parties agree that should an Indemnifying Person not make full payment of any such obligations within such ten (10) Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Person or final, non-appealable adjudication to the date such payment has been made at a rate per annum of 10%. Such interest shall be calculated daily on the basis of a 360-day year and the actual number of days elapsed.

7.11        Exclusive Remedies. The provisions of this ARTICLE VII shall be the exclusive remedy available to Buyer (on the one hand) and the Seller Parties (on the other hand) after the Closing Date for any breach of any representation, warranty, covenant or agreement of the Parties contained herein (or any certificate or document delivered pursuant hereto), and for any claims with respect to the transactions contemplated by this Agreement, other than (a) claims relating to the determination of Final Net Working Capital pursuant to Section 2.3, (b) claims for specific performance or other equitable relief as contemplated by this Agreement or any other Transaction Document, (c) claims arising out of Actual Fraud, or (d) claims arising under any real property lease or the TSA. Notwithstanding anything to the contrary contained in this Agreement, no Buyer’s Indemnified Person shall have any right to indemnification under Section 7.1(a) with respect to any Loss to the extent that Buyer has actually been compensated therefor in the determination of the Purchase Price pursuant to Section 2.3. The Parties agree that the provisions in this Agreement relating to indemnification, and the limits imposed on the Buyer’s Indemnified Persons’ remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller Parties hereunder.

7.12        Mitigation. The Indemnified Person shall use commercially reasonable efforts to mitigate Losses for which such Indemnified Person seeks indemnification under ARTICLE VII to the extent required by applicable law.

ARTICLE VIII.
FURTHER ASSURANCES

8.1          Further Assurances. At any time and from time to time on and after the Closing Date (a) at the request of Seller or Buyer, as applicable, the other Parties shall make available to the requesting Party (and may retain copies for any proper purpose) any records, documents and data possessed by such first Party and not previously made available to the requesting Party to which the requesting Party is entitled and shall execute and deliver or cause to be executed and delivered all such deeds, assignments, consents, documents and further instruments of transfer and conveyance, and take or cause to be taken all such other actions, as the requesting Party may deem necessary or reasonably desirable in order to fully and effectively vest in Buyer, or to confirm its title to and possession of, the Assets or to assist Buyer in exercising rights with respect thereto which Buyer is entitled to exercise pursuant to the terms of this Agreement; and (b) the Parties shall execute and deliver or cause to be executed and delivered such further instruments and take or cause to be taken such further actions as the other Party may reasonably deem necessary or desirable to carry out the terms and provisions of this Agreement.

ARTICLE IX.
NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

9.1          Covenant Not to Compete and Non-Solicitation.

(a)            Each Seller Party agrees that for a period of three (3) years following the Closing Date (the “Covenant Period”), such Seller Party shall not, directly or indirectly through a subsidiary or Affiliate entity, without the prior express written consent of Buyer, become interested or engaged as a shareholder, bondholder, creditor, officer, director, employee, partner, agent, member, manager, joint venturer, investor, principal, consultant, contractor with, employer or representative of, or in any manner associated with, or give financial, technical or other assistance to, any Person for the purpose of engaging in, a Competitive Business in the Restricted Territory.

(b)            During the Covenant Period, each Seller Party agrees that it shall not, directly or indirectly through a subsidiary or Affiliate entity, either individually or as a principal, partner, agent, employee, member, manager, joint venturer, investor, principal, consultant, or shareholder, or as a director or officer of any Entity, or in any manner or capacity whatsoever, (i) divert or attempt to divert (by solicitation, diversion or otherwise) from Buyer, any business with a customer, prospective customer or account of Seller as of the Closing in the Restricted Territory; (ii) solicit, induce or attempt to induce any salesperson, distributor, supplier, vendor, manufacturer, representative, agent or other Person transacting business with Seller as of the Closing in the Restricted Territory to terminate their relationship or association with Buyer, (iii) induce, solicit, cause or attempt to induce or cause any management or technical scientist employee of Buyer, or any Hired Active Employee, to leave the employ of Buyer (provided that the foregoing prohibition shall not apply to solicitations for employment resulting from general advertisements appearing in newspapers, periodicals, trade journals or other media of broad circulation), and (iv) make any disparaging remarks or statements about Buyer or its Affiliates (including any such remarks or statements to any customer, employee, salesperson, distributor, supplier, vendor, manufacturer, representative, agent, or other Person transacting business with Buyer).

(c)            Notwithstanding the foregoing: (i) a Seller Party may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange, a private equity fund, special purpose asset corporation, or similar investment vehicle, for so long as (A) no Seller Party is a controlling Person of, or a member of a group which controls, such Person and (B) the Seller Parties collectively own, whether directly or indirectly, less than five percent (5%) of the total outstanding securities of such Person; (ii) nothing in this Section 9.1 shall preclude Meteor-US-Beteiligungs GmbH or any of its subsidiaries or Affiliates (other than Seller) from (A) conducting compounding manufacturing and development activities strictly for its and its Affiliates own use or consumption, or (B) owning, operating any Entity or conducting business activities as owned, operated or conducted immediately prior to the Closing; (iii) nothing in this Section 9.1 shall preclude a Seller Party from continuing to own and manage the Entity that owns the Leased Real Property; (iv) nothing in this Section 9.1 shall preclude a Seller Party or their respective subsidiaries or Affiliates from operating a Competitive Business outside of the Restricted Territory; and (v) each Seller Party agrees, for itself and for its Affiliates, that it shall not, directly or indirectly, take any action or become involved with (including directing or facilitating the actions of) any other Person (including any Family Member) for the purpose of circumventing its obligations under this Section 9.1.

9.2          Confidentiality. From and after the Closing, each Seller Party shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause the representatives of such Seller Party and its Affiliates to hold, in confidence any and all information, whether written or oral, concerning the Business or Seller, except to the extent that such Seller Party can show that such information (a) is generally available to and known by the public through no fault of a Seller Party or any Affiliate or representative thereof; or (b) is lawfully acquired by such Seller Party or any such Affiliate or representative thereof from and after the Closing from sources unrelated to Buyer or any Seller Party and that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If a Seller Party or any of its Affiliates or representatives is compelled to disclose any information by judicial or administrative process or by other Legal Requirement, such Seller Party shall promptly notify Buyer in writing, and such Seller Party may disclose (or may cause such Affiliate or representative to disclose) only that portion of such information which such Seller Party is advised by its counsel in writing is legally required to be disclosed, provided that such Seller Party shall use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

9.3          Remedies. The Parties hereby agree that if any Seller Party violates or threatens to violate any of the provisions of Sections 9.1 and 9.1(a), it would be difficult to determine the entire cost, damage or injury which Buyer would sustain. Notwithstanding the above, each Seller Party acknowledges that if any of them violate or threaten to violate any of the provisions of Sections 9.1 and 9.1(a), Buyer will have no adequate remedy at law. In that event, Buyer shall have the right, in addition to any other rights that may be available to it, to seek to obtain in any court of competent jurisdiction, without the necessity of posting a bond in excess of $500, injunctive relief to restrain any violation or threatened violation by any Seller Party of any provision of Sections 9.1 and 9.1(a) or to compel specific performance by any Seller Party of one or more of its obligations thereunder. The seeking or obtaining by Buyer of such injunctive relief shall not foreclose or in any way limit the rights of Buyer to obtain a money judgment against any Seller Party for any damage to Buyer that may result from any breach of any of the provisions of Sections 9.1 and 9.1(a).

9.4          Reasonable Restraint. Each Seller Party agrees that (a) the covenants in this ARTICLE IX are necessary in terms of time and activity to protect Buyer’s interest in the assets and business being acquired pursuant to this Agreement, (b) impose a reasonable restraint in light of the activities and businesses of Seller and Buyer on the Closing Date, and (c) in the event that any provision of this ARTICLE IX is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision(s) shall be deemed to be modified to permit its enforcement to the maximum extent permitted by applicable law.

9.5          Material and Independent Covenant. Each Seller Party acknowledges that the agreements and the covenants set forth in this ARTICLE IX are material conditions to Buyer’s execution and delivery of this Agreement and the other Transaction Documents and Buyer’s consummation of the Transactions, and that Buyer would not have entered into this Agreement and the other Transaction Documents without such covenants. All of the covenants in this ARTICLE IX shall be construed as an agreement independent of any other provision in this Agreement and the other agreements referred to herein. In the event of a breach of Article IX by a Seller Party, any claim hereunder shall be brought against the Seller Party that committed the breach, and shall not be brought against the other Seller Parties.

ARTICLE X.
MISCELLANEOUS

10.1        Entire Agreement; Survival. This Agreement and the Transaction Documents represent the entire agreement among the Parties and supersede any and all previous oral and written agreements relating to the Transactions. All representations, warranties and covenants, including covenants of indemnification, made by the Parties and contained in this Agreement shall survive the Closing and all inspections, examinations, or audits on behalf of the Parties, subject to the limitations set forth in ARTICLE VII.

10.2        Expenses and Closing Costs. Whether or not the Transactions are consummated, none of the Parties shall have any obligation to pay any of the fees and expenses of the other Parties incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants and other experts. The Seller Parties (with respect to any agreement or understanding by any Seller Party) and Buyer (with respect to any agreement or understanding by Buyer) will each indemnify the others, and hold them harmless from and against any claims for finders’ fees or brokerage commissions in relation to or in connection with such transactions as a result of any agreement or understanding with any third party. At Closing or when otherwise due, Seller shall pay all amounts payable to the employees of Seller for any pre-Closing periods.

10.3        Execution in Counterparts. For the convenience of the Parties, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each Party agrees that (i) this Agreement and, to the extent not prohibited by applicable contract or law, the other Transaction Document, may be executed electronically, (ii) such electronic signatures are the same as handwritten signatures, including for purposes of validity, enforceability, and admissibility, (iii) delivery of an electronically executed counterpart of a signature page shall be as effective as delivery of a manually executed counterpart of this Agreement, and (iv) the exchange of a fully executed Agreement (in counterparts or otherwise) by electronic delivery in portable document format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.4        Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, by facsimile, by electronic mail (“Email”) when such Email is transmitted to the Email address specified in this Section 10.4, by overnight express delivery service (e.g., Federal Express) or by registered or certified mail (postage prepaid, return receipt requested) to the other Party at the following addresses (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Seller:

LMI Custom Mixing, LLC

c/o Lauren International, Ltd.

1776 Tech Park Drive NE, Suite 221

New Philadelphia, OH 44663

Attn: Kevin E. Gray, CEO

Email: kgray@laurenint.com

With a copy (which shall not constitute notice) to:

Krugliak, Wilkins, Griffiths & Dougherty Co., L.P.A.

4775 Munson St. N.W.

P.O. Box 36963

Canton, OH 44735-6963

Email: jtucker@kwgd.com

Attention: John M. Tucker

If to the Owner – Lauren International, Ltd.:

Lauren International, Ltd.

1776 Tech Park Drive NE, Suite 221

New Philadelphia, OH 44663

Attn: Kevin E. Gray, CEO

Email: kgray@laurenint.com

If to the Owner - Meteor-US-Beteiligungs GMBH

Meteor-US-Beteiligungs GMBH

Gabrielenstraße 9

80636 München

Germany

Attn: Ralph Westphal

Email: ralph.westphal@aequita.com

If to Buyer:

Quanex IG Systems, Inc.

388 South Main Street, Suite 700

Akron, Ohio 43725

Email: robert.daniels@quanex.com

with copies (which shall not constitute notice) to:

1800 West Loop South, Suite 1500

Houston, Texas 77027

Attention: Paul Cornett

Email: paul.cornett@quanex.com

and

Foley & Lardner LLP

2021 McKinney Avenue, Suite 1600

Dallas, Texas 75201

Attention: Evan Stone

Email: estone@foley.com; rzaleskie@foley.com

Any notice or other communication pursuant to this Agreement shall be deemed to have been duly given or made and to have become effective upon the earliest of (a) when delivered in hand to the Party to which directed, (b) if sent by first-class mail postage prepaid or by facsimile transmission and properly addressed as set forth above, at the time when received by the addressee, and receipt has been confirmed, (c) if sent by Email, at the time when such Email is sent to the Email address specified in this Section 10.4, (d) if sent by overnight express delivery service, the next succeeding day after being sent, provided that receipt has been acknowledged by such service, or (e) with respect to delivery by certified mail, return receipt requested, when delivery thereof, properly addressed as set forth above, is made by the U.S. Postal Service.

10.5        Waivers. Any Party hereto (as to itself, but not as to other Parties without their consent) may, by written notice to the other Parties, (a) extend the time for the performance of any of the obligations or other actions of the other Parties under this Agreement; (b) waive compliance with any of the conditions or covenants of another Party contained in this Agreement; or (c) waive performance of any of the obligations of another Party under this Agreement. Except as otherwise provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, or the Closing of the Transactions shall be deemed to constitute a waiver by the Party taking such action of compliance with any covenant or agreement contained in this Agreement. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed a waiver of any subsequent breach.

10.6        Amendments, Supplements, etc. At any time this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the Parties to be necessary, desirable or expedient to further the purposes of the Agreement, or to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the Transactions. Any such instrument must be in writing and signed by all of the Parties.

10.7        Governing Law; Choice of Forum; Consent to Jurisdiction. The internal law, without regard for conflicts of laws principles, of the State of Ohio shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. Any action or proceeding arising out of or relating to this Agreement or any of the Transactions may be brought in the applicable federal and state courts located in Cuyahoga County, Ohio that have jurisdiction, and each of the Parties irrevocably submits to the exclusive jurisdiction of such courts in any such action or proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the action or proceeding shall be heard and determined only in any such court and agrees not to bring any action or proceeding arising out of or relating to this Agreement or the Transactions in any other court. The Parties agree that any or all of them may file a copy of this Section 10.7 with any court as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive any objections to venue or to convenience of forum. Process in any action or proceeding referred to in the first sentence of this Section 10.7 may be served on any Party anywhere in the world.

10.8        Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

10.9        Binding Effect; Benefits. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors, assigns, heirs and legatees. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the Parties or their respective permitted successors and assigns, and third parties who are expressly given rights hereunder, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.10     Assignability. Except as set forth below, neither this Agreement nor any of the Parties’ rights hereunder shall be assignable by any Party without the prior written consent of the other Parties. Notwithstanding the foregoing, Buyer may freely assign its rights hereunder with written notice to Seller but without restriction to (a) an Affiliate of Buyer, (b) a lender of Buyer or its Affiliates in connection with a financing, or (c) any Person to which Buyer or its Affiliates proposes to sell all or substantially all of the assets of Buyer, but in the case of subpart (c) only with prior written consent of Seller which shall not be unreasonably withheld.

10.11      Invalid Provisions. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, rule or regulation, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof. The remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance here from. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

10.12      Interpretation.

(a)            All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof.

(b)            Exhibits and Schedules to this Agreement are attached hereto and incorporated herein by reference and made a part hereof for all purposes.

(c)            The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.”

(d)            Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(e)            Any reference in ARTICLE III or ARTICLE IV of this Agreement to any document being provided to, or made available by Seller or its Affiliates, or that Buyer was granted access to any such document, shall mean that such document was posted in the electronic data room established by Seller at 415group.sharefile.com in connection with the Transactions, or otherwise provided to Buyer by Seller, its Affiliates, or its legal counsel by Email, at least two (2) Business Days prior to the date of this Agreement.

(f)            The Parties intend that each representation, warranty and covenant contained herein will have independent significance. If any Party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant related to the same subject matter (regardless of the relative levels of specificity), which such Party has not breached or violated, or with respect to which there is not an inaccuracy, will not detract from or mitigate the fact that such Party has breached or violated, or there is an inaccuracy in, the representation, warranty or covenant.

(g)            Each Party agrees that (i) no question regarding the interpretation of any Transaction Document shall be resolved by any rule for interpretation against the drafting party, (ii) all Transaction Documents shall be construed as though drafted by all Parties signatory thereto, and (iii) no interpretation of any Transaction Document shall be based on any additions, deletions, or modifications to any prior draft thereof or of any other Transaction Document.

10.13     Attorneys’ Fees. If any litigation arises out of or is connected in any manner with this Agreement, the non-prevailing Party shall pay the costs of the prevailing Party, including its reasonable attorney and paralegal fees and expenses incurred in connection therewith through and including the costs of any appeals and appellate costs relating thereto. This Section 10.13 shall survive the Closing or the termination of this Agreement.

10.14     Public Announcements. None of the Seller Parties nor Buyer shall issue any press release or public announcement concerning this Agreement or the Transactions without obtaining the prior written approval of the other Party, which approval will not be unreasonably withheld or delayed, unless disclosure is otherwise required by applicable Legal Requirements (including securities Legal Requirements), provided that, to the extent required by applicable Legal Requirements, the Party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Legal Requirements to consult with the other Party with respect to the timing and content thereof. The Parties agree that the terms of this Agreement shall not be disclosed or otherwise made available to the public and that copies of this Agreement shall not be publicly filed or otherwise made available to the public, except where such disclosure, availability or filing is required by applicable Legal Requirements.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed effective as of the date first above written.

BUYER:	QUANEX IG SYSTEMS, INC.

	By:	/s/ Scott M. Zuehlke
	Name:	Scott M. Zuehlke
	Title:	Vice President, Chief Financial Officer and Treasurer

COMPANY:	LMI CUSTOM MIXING, LLC

	By:	/s/ Kevin E. Gray
	Name:	Kevin E. Gray
	Title:	President

OWNERS:	LAUREN INTERNATIONAL, LTD.

	By:	/s/ Kevin E. Gray
	Name:	Kevin E. Gray
	Title:	President

METEOR-US-BETEILIGUNGS GMBH

	By:	/s/ Christopher Schneider
	Name:	Christopher Schneider
	Title:	Managing Director

[Signature Page to Asset Purchase Agreement]

ANNEX I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings specified or referred to below whether or not capitalized when used in this Agreement. Where a defined term in this Agreement derives its meaning from a statutory reference, for purposes of this Agreement any regulatory definition promulgated pursuant to the applicable statute shall be deemed to be applicable to the extent its definition is broader than the statutory reference and any reference or citation to a statute or regulation shall be deemed to include any amendments to that statute or regulation and judicial and administrative interpretations of it. Any specific references to a law shall include any amendments to it promulgated from time to time.

“Aboveground Storage Tank” means all improvements and equipment currently or formerly meeting the definition of “aboveground storage tank” under RCRA.

“Accounts Receivable” has the meaning set forth in Section 1.1(b).

“Accrued Bonuses” has the meaning set forth in Section 3.22(a).

“Accrued Vacation” has the meaning set forth in Section 3.22(a).

“Active Employees” has the meaning set forth in Section 6.1(a).

“Actual Fraud” means, with respect to any Person, the intentional making of a statement (i) with the knowledge that such statement was false when made and (ii) with the intention of inducing any other Person to take any action (or refrain from taking any action) that such other Person would not have taken (or would not have refrained from taking) absent such false statement.

“Adjustment Escrow Account” has the meaning set forth in Section 2.1(b).

“Adjustment Escrow Amount” means $200,000.00.

“Adjustment Escrow Funds” means the amounts held in the Adjustment Escrow Account, including any dividends, interest, distributions and other income received in respect thereof, less any losses on investments thereof, less any distribution thereof in accordance with this Agreement and the Escrow Agreement.

“Affiliate” means, with respect to a specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Person specified. For purposes of this definition, “control” (including “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Aggregate Loss Threshold” has the meaning set forth in Section 7.3(b).

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“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation Schedule” has the meaning set forth in Section 2.4

“Alternative Indemnitor” has the meaning set forth in Section 7.7(b).

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” has the meaning set forth in Section 1.6(a)(iii).

“Assumed Contracts” has the meaning set forth in Section 1.1(h).

“Assumed Liabilities” has the meaning set forth in Section 1.3.

“Assumed Names” means “LMI Custom Mixing, “LMI,” and all other names used by Seller in operating the Business.

“Auditor” has the meaning set forth in Section 2.3(c).

“Business” means the business of designing, mixing, processing, testing, advertising and selling rubber and other elastomeric compounds, and any other business engaged in by Seller immediately prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which the Federal Reserve Bank located in Cleveland, Ohio is closed.

“Buyer” has the meaning set forth in the preamble to this Agreement.

“Buyer’s Indemnified Persons” has the meaning set forth in Section 7.1.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.

“Charges” has the meaning set forth in Section 6.6.

“Claim” has the meaning set forth in Section 7.4(a).

“Closing” has the meaning set forth in Section 1.5.

“Closing Balance Sheet” has the meaning set forth in Section 2.3(a).

“Closing Cash Payment” has the meaning set forth in Section 2.1(a).

“Closing Date” has the meaning set forth in Section 1.5.

“Closing Domain Name Assignment” has the meaning set forth in Section 1.6(a)(iv).

“COBRA” has the meaning set forth in Section 5.2(f).

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“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor law, and the regulations thereunder.

“Competitive Business” means any business that engages in any of the activities set forth in the definition of Business herein.

“Continuum Policy” has the meaning set forth in Section 3.23(c).

“Contract” means any agreement, contract, lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Covenant Period” has the meaning set forth in Section 9.1(a).

“Data Protection Requirements” means (i) any applicable Legal Requirements related to: (a) the processing of Personal Data, privacy, data protection, and/or data security; (b) marketing, online advertising, and/or the delivery of electronic communications; and (c) actions required to be taken in respect of unauthorized or accidental access to or use or disclosure of Personal Data; (ii) Seller’s policies and procedures relating to privacy and data security; (iii) any applicable contractual terms requiring compliance with the Payment Card Industry Data Security Standard (PCI DSS); and (iv) online behavioral advertising self-regulatory principles.

“Direct Claim” has the meaning set forth in Section 7.3(b).

“Email” has the meaning set forth in Section 10.4.

“Employee Benefit Plan” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest, encumbrance, equitable interest, claim, easement, right of possession, lease tenancy, encroachment, covenant, infringement, interference, option or right of first refusal.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

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“Environmental Claim” means any claim; demand; action; cause of action; suit; Liability, criminal liability, judgment, governmental investigation relating to Remediation or compliance with Environmental Laws; legal or administrative proceeding; lien; personal injury; or property damage, whether Threatened, brought or imposed, that is related to or that seeks to recover costs related to, or seeks to impose liability regarding, any facility or operations conducted at any facility for violation of any Environmental Laws. The term “Environmental Claim” also includes any costs (including reasonable consulting costs and attorneys’ fees) incurred in responding to efforts to respond to such Environmental Claims and any claim based upon any asserted violation of any Environmental Laws, or upon any event, occurrence or condition as a consequence of which, pursuant to any Environmental Laws, (y) any owner, operator or Person having any interest in any facility shall be liable with respect to any Environmental Claim or otherwise suffer any loss or disability or (z) any facility shall be subject to any restriction on use, ownership or transferability. An “Environmental Claim” further includes a proceeding to issue, modify, revoke or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding or occurrence attempts to redress violations of any applicable Environmental Permit.

“Environmental Laws” means (a) any and all laws, rules, regulations, ordinances, orders or guidance documents now or hereafter in effect of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority or any judicial or administrative decisions that relate to (i) wetlands, pinelands or other protected lands or the protection and preservation of wildlife species; (ii) noise; (iii) radioactive materials (including naturally occurring radioactive materials); (iv) explosives; (v) pollution, contamination, preservation, protection, or clean-up of the air, surface water, ground water, soil, soil vapor or wetlands; (vi) solid, gaseous or liquid waste generation, handling, discharge, release, threatened release, treatment, storage, disposal, Remediation or transportation; (vii) exposure of Persons or property to Hazardous Substances and the effects thereof; (viii) injury to, death of or threat to the safety or health of employees and any other Persons related to Environmental Laws; (ix) the manufacture, processing, distribution in commerce, handling, use, treatment, storage, transportation, disposal or Remediation of Hazardous Substances; (x) destruction, contamination of, or the release onto any property (whether real or personal) directly or indirectly connected with Hazardous Substances; (xi) the implementation of spill prevention and/or disaster plans relating to Hazardous Substances; (xii) community right-to-know and other disclosure laws or (xiii) maintaining, disclosing or reporting information to Governmental Authorities under any Environmental Law; and (b) the following laws (which shall be deemed to include all amendments to them and regulations promulgated thereunder as of the Closing Date): (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; (ii) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (iii) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (iv) the Safe Drinking Water Act, 42 U.S.C. §§ 300f-300j; (v) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (vi) the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; (vii) the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; (viii) the Federal Insecticide, Fungicide & Rodenticide Act, 7 U.S.C. §136 et seq.; (ix) the Coastal Zone Management Act, 16 U.S.C. ch. 33 §1451 et seq.; (x) the Endangered Species Act, 16 U.S.C. §1531 et seq.; (xi) the Hazardous Materials Transportation Act, 49 U.S.C. App. § 1801 et seq.; (xii) the Noise Control Act; (xiii) the Williams-Steiger Occupational Safety and Health Act, 29 U.S.C. §651 et seq; (xiv) the Emergency Planning and Community Right to Know Act, 42 U.S.C. §11001 et seq.; and (xv) the Pollution Prevention Act, 42 U.S.C. §13101 et seq.

“Equipment” has the meaning set forth in Section 1.1(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the Department of Labor thereunder.

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“ERISA Affiliate” means any Entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included Seller.

“Escrow Agent” means US Bank, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” has the meaning set forth in Section 1.6(a)(ii).

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Escrow Fund” has the meaning set forth in Section 2.1(b).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2.

“Excluded Assets” has the meaning set forth in Section 1.2.

“Excluded Liabilities” has the meaning set forth in Section 1.4.

“Family Member” means with respect to an individual, such individual’s ancestors, lineal descendants, siblings, parents and spouse.

“Final Net Working Capital” has the meaning set forth in Section 2.3(a).

“Financial Statements” has the meaning set forth in Section 3.6.

“FIRPTA Certificate” has the meaning set forth in Section 1.6(a)(xii).

“Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Authority, Ownership), 3.2 (Subsidiaries), 3.4 (Authority Relative to Agreement), the first sentence of each of 3.14(a) and 3.14(b) (Title to and Condition and Sufficiency of Assets), 3.17 (Taxes), and 3.27 (No Broker’s or Finder’s Fees), 3.30 (Certain Payments), 4.1 (Organization and Authority), 4.2 (Authority Relative to Agreement), 4.7 (No Broker’s or Finder’s Fees), 5.1 (Organization and Authority), 5.2 (Authority Relative to Agreement), and 5.6 (No Broker’s or Finder’s Fees).

“GAAP” means United States generally accepted accounting principles in effect as of the Closing Date.

“Governmental Authority” means any foreign governmental authority, the United States of America, any State of the United States, any local authority and any political subdivision of any of the foregoing, any multi-national organization or body, any agency, department, commission, board, bureau, court or other authority thereof, or any quasi-governmental or private body exercising, or purporting to exercise, any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature.

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“Governmental Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

“Hazardous Substances” means (i) those substances designated, classified, regulated or defined as or subject to characterization or classification as “hazardous substance,” “hazardous waste,” “extremely hazardous substance,” “regulated substance,” “contaminant,” “hazardous materials,” “pollutants,” “pollution,” or “toxic substances,” under any Environmental Law, (ii) those substances listed in 49 C.F.R. 172.101 or in 40 C.F.R. Part 302; (iii) any material, waste or substance that is (A) petroleum, oil or a fraction or constituent thereof, (B) asbestos-containing material (“ACM”), (C) polychlorinated biphenyls (“BCBs”), (D) formaldehyde, (E) designated as a “hazardous substance” pursuant to 33 U.S.C. § 1321 or listed pursuant to 33 U.S.C. § 1317; (F) explosives, (G) radioactive materials (including naturally occurring radioactive materials), or (H) per- or poly-fluorinated substances (“PFAs”); (iv) solid wastes that pose imminent and substantial endangerment to health or the environment; (v) radon gas in an ambient air concentration exceeding four picocuries per liter (4 pCi/l); (vi) mold at levels or in conditions likely to cause adverse health effects; (vii) such other substances, materials, or wastes that are or become classified or regulated under Environmental Laws; (viii) any Underground Storage Tank; and (ix) any Aboveground Storage Tank.

“Hired Active Employees” has the meaning set forth in Section 6.1(b).

“Indebtedness” means, as of a particular date, without duplication, the outstanding amount of all liabilities of Seller (a) in respect of borrowed money (including principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums and penalties (if any), unpaid fees and expenses and other monetary obligations), (b) that is evidenced by a note, bond, debenture or similar instrument, (c) under any drawn letters of credit, (d) obligations that are required to be capitalized in accordance with GAAP in accordance with Accounting Standard Codification Topic 840, (e) in respect to interest-rate hedging, swaps or similar financial arrangements (valued at the termination value thereof and net of all payments owed to Seller or its Affiliates thereunder), (f) created or arising under any conditional sale or other title retention agreement with respect to property acquired by Seller, (g) in respect of any payable earn-out or other deferred purchase price, including any seller notes, for the acquisition by Seller of any business, property or other Person, but excluding trade accounts payable or accruals, (h) any deferred purchase price for equipment, (i) in respect of any owned vehicles, and (j) with respect to guarantees of obligations of the types described in clauses (a) through (i) above of any other Person. “Indebtedness” with respect to Seller shall not include (X) current liabilities in the Ordinary Course of Business and included as Current Liabilities in the calculation of Net Working Capital, (Y) Taxes not yet required to be paid as of the Closing Date and included in the calculation of Net Working Capital, and (Z) any such items in (a) through (j) created or caused by Buyer or its Affiliates.

“Indemnified Person” has the meaning set forth in Section 7.4(a).

“Indemnifying Person” has the meaning set forth in Section 7.4(a).

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“Indemnity Escrow Account” has the meaning set forth in Section 2.1(b).

“Indemnity Escrow Amount” means an amount equal to $6,900,000.

“Individual Loss Threshold” has the meaning set forth in Section 7.3(b).

“Intellectual Property” means Seller’s names, all fictitious business names, trade names, brand names, registered and unregistered trademarks, service marks and applications, all patents and patent applications, all copyrights in both published works and unpublished works, domain names, and all inventions (whether or not patentable), formulations, data, databases, maps, processes, formulas, patterns, designs, know how, trade secrets, confidential information, software, technical information, process technology, plans, drawings and blue prints owned, used or licensed by Seller as a licensee or licensor, and all good will attributable to the same. For purposes of this Agreement, “software” shall not include software click-wrap, click-through, shrink-wrap, browse-wrap, or similar consumer oriented or off-the-shelf license agreement.

“Intellectual Property Agreements” has the meaning set forth in Section 1.1(j).

“Inventory” has the meaning set forth in Section 1.1(c).

“IT Assets” has the meaning set forth in Section 3.29.

“Knowledge of Seller” means the actual knowledge of Kevin E. Gray, Anne M. Baker, James M. Nixon, or Tami Bolon and the knowledge that each such person would reasonably be expected to obtain in the course of performing his or her duties to Seller after performing a reasonable due inquiry in connection therewith.

“Latest Balance Sheet” has the meaning set forth in Section 3.6.

“Leased Real Property” means any real property including the land, any improvements thereon, the groundwater thereunder and the surface water thereon, that is leased by Seller in connection with the operation of the Business.

“Legal Requirement” means any law (including Environmental Laws), statute, ordinance, decree, requirement, Order, treaty, proclamation, principle of common law, convention, rule or regulation (or interpretation of any of the foregoing) of, and the terms of any Governmental Authorization issued by, any Governmental Authority.

“Liability” means any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability or strict liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet.

“Licenses and Permits” has the meaning set forth in Section 3.19(b).

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“Loss” or “Losses” means any loss, damage, injury, harm, detriment, diminution in value, Liability, lost profit, claim, demand, Proceeding, settlement, judgment, punitive damage, fine, penalty, Tax, fee, charge, cost or expense (including the actual costs incurred in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors), and expenses of Remediation. Losses shall be determined without duplication of any amounts otherwise indemnified or compensated for pursuant to this Agreement, subject to the terms of Section 7.3(e).

“Material Adverse Change” means any material adverse change in the condition (financial or otherwise), business, operations, properties, prospects, assets or Liabilities of the Business or Seller or any of its subsidiaries (whether or not covered by insurance), provided, however, that in no event shall the following be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Change”:

(A)	changes in the United States or world financial markets or general economic conditions, including any changes or effects in the United States or foreign economies, fiscal or monetary policy, sovereign indebtedness or securities, banking or financial markets in general or credit, debt, financial or capital markets in general, including in interest rates or the availability of financing, and including any changes directly or indirectly attributable to or caused by the COVID-19 health pandemic;

(B)	effects directly arising out of the execution or delivery of this Agreement or the transactions contemplated hereby or the public announcement thereof, including any change, effect or circumstance resulting from an action expressly required by this Agreement;

(C)	any natural or man-made disaster or acts of God, including hurricanes, inclement weather, floods, fire and tornadoes;

(D)	effects arising from war (whether or not declared), military actions or terrorism;

(E)	changes in laws, regulations or standards or any underlying accounting principles or the interpretation of any of the foregoing, since the date of this Agreement;

(F)	changes generally affecting the industries in which the Business or Seller operates, or changes in the economic conditions (taken as a whole) affecting such industries; or

(G)	any failure, in and of itself, by Seller to meet internal projections or forecasts or revenue or earnings predications for any period (provided that, in the case of this clause, the cause or basis for such failure to meet such projections or forecasts or revenue or earnings predictions may separately constitute a Material Adverse Change).

“Material Customer” has the meaning set forth in Section 3.26(a).

“Material Supplier” has the meaning set forth in Section 3.26(b).

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“Materiality Qualifications” means, with respect to the representations, warranties, covenants and agreements of any party or parties, all qualifications or exceptions contained therein based on materiality, qualifications related to the presence or absence of a Material Adverse Change) and all usages of “material,” “in all material respects,” “in any material respect,” “would not be material,” or “would not reasonably be expected to be material”.

“Motor Vehicles” has the meaning set forth in Section 3.15.

“Net Working Capital” means the Assets, less the Liabilities, as set forth on Schedule 2.3 and calculated in each case as of 11:59 p.m. on the date immediately preceding the Closing Date and in accordance with GAAP and in accordance with Schedule 2.3.

“Nonassignable Assets” has the meaning set forth in Section 1.7(c).

“Objection Notice” has the meaning set forth in Section 2.3(b).

“Ohio Tax Certificate” has the meaning set forth in Section 6.9.

“Order” means any order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator.

“Ordinary Course of Business” means the ordinary course of business of Seller consistent with past practice (including with respect to quantity and frequency); provided, however, that no actions or omissions in response to the actual or anticipated effect of the following will be considered, or taken into consideration in determining whether any action or omission is or was in the Ordinary Course of Business: any pandemic, epidemic or disease outbreak (including the COVID-19 virus)), including any Law, Order, directive, pronouncement, or restriction issued by any Governmental Authority (including any quarantine, “shelter in place”, “stay at home, shut down, closure, or sequester directives), or any back-to-work initiatives initiated following any such directives, or any reasonable interpretation thereof.

“Ordinary Product Warranty Claims” means any and all product warranty claims arising under Seller’s standard product warranties (as described in Schedule 6.8) for products of the Business manufactured or sold on or prior to the Closing Date.

“Organizational Document” means: (i) with respect to a corporation, its articles or certificate of incorporation or formation, and bylaws; (ii) with respect to a partnership, its partnership agreement; and (iii) with respect to any other Entity, the documents governing the organization and operation thereof; in each case including any amendments thereto.

“Owners” has the meaning set forth in the preamble to this Agreement.

“Party” and “Parties” has the meaning set forth in the preamble to this Agreement.

“Payoff Amounts” has the meaning set forth in Section 2.1(c).

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“Payoff Letters” mean the payoff letters, in a form satisfactory to Buyer, providing that upon the payment of a specified amount, all Indebtedness of Seller held by the issuer of such Payoff Letter (or Selling Expenses owed to the issuer of such Payoff Letter) will be satisfied, and all Liens securing such Indebtedness released, and that Seller shall have no further obligations to the Person issuing such Payoff Letter.

“Permitted Encumbrances” means (a) liens for Taxes assessments, fees and other charges by Governmental Authorities not yet due and payable, (b) mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Assets, and (c) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Assets.

“Person” means any individual, Entity or Governmental Authority.

“Personal Data” means information (a) that identifies an individual or (b) in combination with publicly available information or other information in Seller’s possession or under its control, identifies an individual.

“Pre-Closing Domain Name Assignment” has the meaning set forth in Section 1.6(a)(iv).

“Prepaid Expenses” has the meaning set forth in Section 3.25.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute commenced, brought, conducted or heard by or before a Governmental Authority.

“Protected Party” has the meaning set forth in Section 9.1(b).

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchased Improvements” has the meaning set forth in Section 1.1(k).

“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.

“Reference Date” means September 30, 2019.

“Related Party Agreement” has the meaning set forth in Section 3.3(c).

“Release” (or “Released”) has the meaning specified in CERCLA.

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“Remediation” means any action necessary to ensure compliance with Environmental Laws including (i) the removal and disposal or containment (if containment is practical under the circumstances and is permissible within the applicable Environmental Law(s)) or monitoring of any and all Hazardous Substances at any facility; (ii) any action necessary to control exposure to Hazardous Substances at any facility, (iii) the taking of reasonably necessary precautions to protect against the Release or threatened Release of Hazardous Substances at, on, in, about, under, within or near the air, soil, surface water, groundwater or soil vapor at any facility or any surrounding areas thereof; (iv) any action necessary to mitigate the usurpation of or damage to wetlands, pinelands or other protected land or reclaim the same or to protect and preserve wildlife species; (v) any action reasonably necessary to meet the requirements of an Environmental Permit, and (vi) any other action reasonably required to satisfy the requirements of Environmental Laws.

“Restricted Territory” means North America.

“Security Incident” has the meaning set forth in Section 3.28(b).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Contracts” has the meaning set forth in Section 3.12(a).

“Seller Party” has the meaning set forth in the preamble of this Agreement.

“Seller Plans” has the meaning set forth in Section 3.16(a).

“Seller’s Indemnified Persons” has the meaning set forth in Section 7.2.

“Selling Expenses” means, in each case solely to the extent not paid prior to the Closing Date, all fees and expenses of a Seller Party incurred in connection with the Transactions, including (i) the fees and expenses payable by a Seller Party to any attorneys engaged thereby in connection with this Agreement and the Transactions, and (ii) the fees and expenses payable by a Seller Party to its advisors engaged thereby and incurred in connection with this Agreement and the Transactions.

“Specified Claims” means (i) the Proceedings styled Sheridan Chevrolet Cadillac Ltd., The Picking Auto Mall Ltd., and Fady Samaha, Plaintiffs, and Toyoda Gosei Co., Ltd., Toyoda Gosei North America Corporation, Waterville TG Inc., TG Automotive Sealing Kentucky, LLC, Meteor Sealing Systems, LLC, LMI Custom Mixing, LLC, Tokai Kogyo Co., Ltd. and Green Tokai Co. Ltd., Defendants, Court File No. CV-16-549731-00CP, and (ii) the Proceedings styled In Re: Automotive Parts Antitrust Litigation, Master File No. 2:12-md-02311, and all Proceedings related thereto (including, without limitation, Case Nos. 2:12-cv-00602, 2:14-cv-02902, 2:15-cv-03202, 2:16-cv-03402, 2:16-cv-03502, 2:16-cv-03602, 2:16-cv-03402-MOB-MKM, and 2:16-cv-03403-MOB-MKM), together with any other claims related thereto or set forth therein, and any other claims or Proceedings which share the same underlying facts or circumstances giving rise to the Specified Claims, whether in Canada, the United States, or any other jurisdiction.

“Target Net Working Capital” means $9,164,000.

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“Tax” means any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, escheat, unclaimed property, stamp tax, sales tax, use tax, property tax, inventory tax, occupancy tax, withholding tax, payroll tax, gift tax, estate tax or inheritance tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any tax-sharing agreement or pursuant to any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, impost, imposition, toll, duty, deficiency or fee or pursuant to any amount imposed upon a transferee or successor, by assumption or otherwise.

“Tax Return” means any return (including any information return), report, statement, declaration, schedule, notice, notification, form, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirements relating to any Tax.

“Threatened” means that a demand or statement has been made (in writing by a Governmental Authority, or in writing by any other Person), or a notice has been given (in writing by a Governmental Authority or in writing by any other Person) with respect to any Proceeding, dispute, or other matter.

“Trade Group Authorization” means any permit, license, franchise, approval, certificate, consent, ratification, permission, confirmation, endorsement, waiver, certification, registration, qualification or other authorization issued, granted, given or otherwise made available by or under the authority of any trade or industry group or association.

“Transaction Documents” means this Agreement and all other documents delivered or to be delivered in connection with the Transactions, and excludes the Master Supply Agreement between Seller and Meteor Sealing Systems, LLC.

“Transactions” means the purchase and sale of the Assets and the related events and transactions contemplated by this Agreement.

“TSA” has the meaning set forth in Section 1.6(a)(ix).

“Underground Storage Tank” means all improvements and equipment currently or formerly meeting the definition of “underground storage tank” under RCRA.

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